As filed with the Securities and Exchange Commission on January 23, 1996
                                              Registration No. 33-85426
=========================================================================

                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                            POST-EFFECTIVE
                            AMENDMENT NO. 2
                                  TO
                               FORM SB-2
                         REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                        HAUPPAUGE DIGITAL, INC.
            (Name of small business issuer in its charter)

     Delaware                    3577                    11-3227864
(State or jurisdiction   (Primary Standard             (I.R.S. Employer
of incorporation or    Industrial Classification       Identification
organization)               Code Number)                         Number)

                            91 Cabot Court
                       Hauppauge, New York 11788
                            (516) 434-1600
   (Address and telephone number of principal executive offices and principal place of business)

                        Mr. Kenneth R. Aupperle
                               President
                          Mr. Kenneth Plotkin
                 Chairman of the Board of Directors and
                        Chief Executive Officer
                        Hauppauge Digital, Inc.
                             91 Cabot Court
                       Hauppauge, New York 11788
                            (516) 434-1600
           (Name, address and telephone of agent for service)

                              Copies to:
                       Herbert W. Solomon, Esq.
                         Scott D. Zucker, Esq.
              Hollenberg Levin Solomon Ross & Belsky, LLP
                           585 Stewart Avenue
                      Garden City, New York 11530
                             (516) 745-6000
                          (516) 745-6642 (FAX)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration
Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                       HAUPPAUGE DIGITAL, INC.
               Cross Reference Sheet Showing Location
                    in Prospectus of Information
                     Required by Items of SB-2

     Item and Heading                        Location in Prospectus
    ----------------                       ----------------------
1.  Front of the Registration          Outside Front Cover Page of
    Statement and Outside Front        Prospectus
    Cover Page of Prospectus
2.  Inside Front and Outside Back      Inside Front and Outside
    of Prospectus                      Back Cover Pages of Prospectus
3.  Summary Information and            Prospectus Summary;
    Risk Factors                       Risk Factors
4.  Use of Proceeds                    Use of Proceeds
5.  Determination of Offering Price    Front Page of Prospectus; Risk
                                       Factors; Plan of Distribution
6.  Dilution                           Dilution
7.  Selling Security Holders           Not Applicable
8.  Plan of Distribution               Plan of Distribution
9.  Legal Proceedings                  Business - Litigation
10. Directors, Executive Officers,     Management
    Promoters and Control Persons
11. Security Ownership of Certain      Principal Shareholders
    Beneficial Owners and Management
12. Description of Securities          Description of Securities
13. Interest of Named Experts          Experts; Legal Matters
    and Counsel
14. Disclosure of Commission           Description of Securities -
    Position on Indemnification        Limited Liability of Directors
    for Securities Act Liabilities     and Executive Officers
15. Organization Within Last Five      Not Applicable
    Years
16. Description of Business            Business
17. Management's Discussion and        Management's Discussion
    Analysis or Plan of Operation      and Analysis of Financial Condition
                                       and Results of Operations
18. Description of Property            Business - Facilities
19. Certain Relationships and          Certain Transactions
    Related Transactions
20. Market for Common Equity and       Outside Front Cover Page of
    Related Stockholder Matters        Prospectus; Market Information
21. Executive Compensation             Management-Executive Compensation
                                       and Employment Agreements
22. Financial Statements               Financial Statements
23. Changes in and Disagreements       Experts
    With Accountants on Accounting
    Financial Disclosure

                        HAUPPAUGE DIGITAL, INC.
                   1,476,183 Shares of Common Stock
                            $3.75 per Share
                              -----------
                       133,333 Underwriter Units
     Each Underwriter Unit consisting of one share of Common Stock and one Class A Redeemable Common Stock Purchase Warrant
                            $4.41 per Unit
                              -----------
                    133,333 Shares of Common Stock
                            $3.75 per Share

   This Prospectus relates to an offering (the "Offering") by Hauppauge Digital, Inc., a Delaware corporation (the "Company") of the following securities: (a) 1,476,183 shares of Company's common stock, $.01 par value (the "Common Stock") issuable upon the exercise of the Company's class A redeemable common stock purchase warrants (the "Class A Warrants"); (b) 133,333 units (the "Underwriter Units") issuable upon the exercise of an option (the "Underwriter Unit Purchase Option"), and each Underwriter Unit consists of one share of Common Stock and one Class A Warrant (the Class A Warrant issuable upon the exercise of the Underwriter Unit Purchase Option shall be referred to as the "Underwriter Warrants"); and (c) 133,333 shares of Common Stock issuable upon the exercise of the Underwriter Warrants. The Class A Warrants were previously sold as part of units (the "Units") which were sold to the public by the Company (the "Unit Offering") through Lew Lieberbaum & Co., Inc. (the "Underwriter'').
   There are presently 1,476,183 outstanding Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock commencing January 10, 1996 until the close of business on January 9, 2000 at an exercise price of $3.75 per share, subject to adjustment in certain circumstances pursuant to the anti-dilution provisions therein. The Class A Warrants are redeemable, in whole or in part, at a price of $.10 per Class A Warrant commencing January 10, 1996; provided that (i) prior notice of not less than 30 days is given to the Class A Warrantholders; and (ii) the closing high bid price of the Company's Common Stock, for the 10 consecutive trading days ending on the third day prior to the date on which the Company gives notice, has been at least $4.75 per share (to be adjusted for any stock dividends and stock splits). See "Description of Securities -- Class A Warrants".
   The Underwriter's Unit Purchase Option was sold for $10 to the Underwriter as part of its compensation in connection with its underwriting of the Unit Offering. Each of the Underwriter Units, issuable upon exercise at $4.41 per Underwriter Unit under the Underwriter Unit Purchase Option commencing January 10, 1996 until the close of business on January 9, 2000, consist of one share of the Company's Common Stock and one Underwriter Warrant. Each Underwriter Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.75 per share, subject to adjustment in certain circumstances. The Underwriter Warrants are identical to the Class A Warrants offered in the Unit Offering. The Class A Warrants and the Underwriter Warrants are sometimes referred to herein as the "Warrants".
   The public offering prices of the Common Stock offered hereby are equal to the exercise price of the Class A Warrants, the Underwriter's Unit Purchase Option and the Underwriter Warrant. The exercise prices of such securities were determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. The Company will receive no proceeds from the Common Stock underlying the Underwriter
Unit.
   The Company's Common Stock and Class A Warrants are listed on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the symbols "HAUP" and "HAUPW", respectively, and listed on the Boston Stock Exchange under the symbols "HAU" and "HAUW", respectively. On January 18, 1996, the closing prices of the Common Stock and Class A Warrants as reported by NASDAQ were $3.375 and $0.375, respectively. There is no public market for the Underwriter's Unit Purchase Option.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
      SUBSTANTIAL DILUTION.  SEE "RISK FACTORS" AND "DILUTION".

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
=======================================================================
                |  Price   |  Underwriter | Proceeds to | Total Proceeds
                |   to     | Discounts and|   Company   |      to
                | Public   |Commissions(1)| Per Share(2)|   Company(2)
-----------------------------------------------------------------------
Per Share of    |          |               |             |
Common Stock    |          |               |             |
underlying      |          |               |             |
Class A         |          |               |             |
Warrants        |  $3.75   |     $0.00     |    $3.75    | $5,535,686.20
-----------------------------------------------------------------------
Per Underwriter |          |               |             |
Unit, consist-  |          |               |             |
ing of one      |          |               |             |
share of Co-    |          |               |             |
mmon Stock and  |          |               |             |
one Underwriter |          |               |             |
Warrant         |  $4.41   |     $0.00     |    $4.41    |  $587,998.53
------------------------------------------------------------------------
Per Share of    |          |               |             |
Common Stock    |          |               |             |
underlying      |          |               |             |
Underwriter's   |          |               |             |
Warrants        |  $3.75   |     $0.00     |    $3.75    |  $499,998.75
-----------------------------------------------------------------------
Total Proceeds  |          |               |             |
to the Company  |    N/A   |     $0.00     |     N/A     | $6,623,683
=======================================================================
(1) Does not include additional compensation which may be paid to the Underwriter by the Company arising from the Company's agreement that it pay to the Underwriter a solicitation fee of five (5%) percent of the aggregate exercise price of the Class A Warrants exercised through the efforts and with the assistance of the Underwriter. See "Plan of Distribution".
(2) Does not include the payment of other expenses of the Offering (estimated at $23,683), payable by the Company.


         The date of this Prospectus is ________________, 1996

                          PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to the more detailed information, including financial statements and notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                              The Company

   The Company was incorporated in the state of Delaware on August 2, 1994 and has two wholly owned subsidiaries, Hauppauge Computer Works, Inc., which was incorporated in the state of New York on December 14, 1982, and HCW Distributing Corp., which was incorporated in the state of New York on September 13, 1984. Hauppauge Computer Works, Inc. is the owner of all the outstanding shares of Hauppauge Computer Works, GmbH, ("HCW, GmbH"), a German corporation responsible for directing European marketing efforts, and is the owner of all the outstanding shares of Hauppauge Computer Works, LTD ("LTD"), a Virgin Islands corporation responsible for handling sales outside of the United States. All references herein to the Company include the Company and its two wholly owned subsidiaries. The Company's executive offices are located at 91 Cabot Court, Hauppauge, New York 11788, its telephone number at that address is (516) 434-1600 and its Internet address is http://www.hauppauge.com/hcw/index.htm.

   From 1987 and until 1991, the Company concentrated its business on the development and sale of system boards which are the "heart" of a personal computer ("PC") and which may be used to upgrade older PCS. Prior thereto and since its inception in 1982, the Company focused its business on the development and sale of hardware and software for math acceleration products for the PC market which are used to accelerate scientific and mathematical calculations. The Company stopped actively marketing these products by 1988. Since 1992, the Company has changed the focus of its business and is presently engaged primarily in the business of designing, manufacturing and selling digital video products for the IBM and IBM compatible PC market, consisting of Win/TV boards. Win/TV boards are used to convert moving video images from a video camera, video tape recorder or cable TV to a digital format which is displayed in a resizable window on a PC video monitor. These video images may be viewed simultaneously with normal PC operations such as word processing and may also be used in conjunction with CD-ROM packages.

   The Company has entered the PC-based digital video market by distributing the Win/TV boards to computer retailers and Original Equipment Manufacturers ("OEMs"). Computer retailers typically stock Win/TV boards on their shelves and sell them to end users for installation in their own PC's, while OEMs typically purchase Win/TV boards and incorporate them in multimedia PC packages, which are then ultimately sold to the end user.

                             The Offering

 Securities Offered . .. . .     (a)       1,476,183 shares of Common Stock
                                           underlying the Class A Warrants
                                           exercisable at $3.75 per share.
                                           See "Description of Securities".

                                 (b)      133,333 Underwriter Units
                                           underlying the Underwriter's
                                           Unit Purchase Option, each
                                           Underwriter Unit consisting of
                                           one share of Common Stock and
                                           one Underwriter Warrant
                                           exercisable at $4.41 per Unit.
                                           See "Description of Securities -
                                           Underwriter's Unit Purchase
                                           Option".

                                   (c)     133,333 shares of Common Stock
                                           underling the Underwriter
                                           Warrants exercisable at $3.75
                                           per share. See "Description of
                                           Securities".

Common Stock Outstanding
   Prior to the Offering (1)   . .  2,756,183 shares.

Common Stock Outstanding
   After the Offering (1)  . . . .  4,232,366 shares.

Warrants to be Issued
   in the Offering   . . . . . . .  1,476,183 Class A Warrants.

   Exercise Terms  . . . . . . . .  Each Class A Warrant and Underwriter
                                    Warrant entitles the holder thereof
                                    to purchase one share of Common Stock
                                    for $3.75 (the "Exercise Price"),
                                    from January 10, 1996 until January
                                    9, 2000, subject to adjustment in
                                    certain circumstances. See
                                    "Description of Securities --
                                    Warrants".

   Expiration Date  . . . . . .     January 9, 2000.

   Redemption  . . . . . . . .      Each Warrant is redeemable by the
                                    Company, in whole or in part, at a
                                    price of $.10 per Warrant commencing
                                    January 10, 1996, upon not less than
                                    30 days prior written notice to the
                                    holders of such Warrants, provided
                                    that the closing high bid price of
                                    the Company's Common Stock is at
                                    least $4.75 per share (subject to
                                    adjustment for stock dividends and
                                    stock splits) for 10 consecutive
                                    trading days ending on the third day
                                    prior to the date on which the
                                    Company gives notice of redemption.
                                    See "Description of Securities --
                                    Warrants".

Use of Proceeds  . . . . . . .     The Company intends to use the net
                                    proceeds of this Offering, amounting
                                    to approximately $6,600,000 for
                                    working capital and general corporate
                                    purposes.   See "Use of Proceeds".

Risk Factors . . . . . . . . . .    The securities offered hereby involve
                                    a high degree of risk and immediate
                                    substantial dilution. See "Risk
                                    Factors" and "Dilution''.

NASDAQ Symbols . . . . . . . . .    Common Stock: HAUP
                                    Class A Warrants: HAUPW

Boston Stock Exchange Symbols . .   Common Stock: HAU
                                    Class A Warrants: HAUW

(1) Does not include (a) 133,333 shares of Common Stock included in the Underwriter Unit issuable upon exercise of the Underwriter's Unit Purchase Option or 133,333 shares of Common Stock issuable upon exercise of the Underwriter Warrant which are part of the Underwriter Unit or (b) any shares of Common Stock that may be issued as the result of existing stock options. See "Management".

                     Summary Financial Information

   The following is a summary of the Company's financial information extracted from the Company's indicated fiscal year end Consolidated Financial Statements, and is qualified in its entirety by the detailed financial information appearing in the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                       Year Ended          Nine Months Ended
                                   September 30, 1995     September 30, 1994
                                   ------------------       ----------------
Statement of Income (Loss) Data:

Net Sales                             $11,551,169            $4,166,807
Loss Before income
 tax provision (benefit)               (1,427,440)           (1,288,916)
Net loss                               (1,427,440)           (1,317,548)
Net loss per share(1)                      ($0.60)               ($1.03)
Weighted average
 shares outstanding                     2,382,928             1,280,000
_______
(1) Net loss per share has been computed on the basis of weighted average number of shares outstanding for each period presented. Included in the 1995 computation were 142,850 and 1,333,333 shares issued through a private placement offering and the Unit Offering. The effect of including Warrants as Common Stock equivalents would result in a reduction of the loss per share. Therefore, they are not recognized as a component of the weighed average shares outstanding.

Balance Sheet Data:

                               As of September 30, 1995
                               ------------------------
                               Actual       As Adjusted (1)
                              ------       ---------------
Working capital             $1,472,033     $ 8,072,033
Total assets                 4,945,815      11,545,815
Current liabilities          3,270,442       3,270,442
Shareholders' equity         1,675,373       8,275,373
_______
(1) Gives effect to the issuance of 1,742,849 shares of $.01 par value Common Stock upon the exercise of Class A Warrants and Underwriter Units.

                             RISK FACTORS

   THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS ALL OF THE OTHER
INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS:

   1. Historical Losses and Accumulated Deficit. The Company has not generated an annual pre-tax profit since its year ended December 31, 1989. In such year the Company had a profit before taxes of $747,739 on net sales of $11,400,927. During the year ended September 30, 1995 and the nine months ended September 30, 1994, the Company had net sales of $11,551,169 and $4,166,807, respectively. Losses before taxes for fiscal
1995 and the nine months ended September 30, 1994 were $1,427,440 and $1,288,916, respectively. As of September 30, 1995, the Company had an accumulated deficit of $2,397,894. The Company's working capital as of September 30, 1995 was $1,472,033 compared to a working capital deficiency of $779,839 as of September 30, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company's ability to return to profitability will depend on several factors including; its ability to expand marketing and sales efforts in the United States and Europe and thus increase sales, enhancing its products through ongoing research and development, improving its gross margins and controlling its expenses. No assurance can be given that the Company will be able to return to profitability following this Offering. There can be no assurances that the Company's losses will not continue or that the Company will ever be profitability in the future.

   2. Dependence Upon Proceeds from the Offering and Possible Need for Additional Financing. The Company believes that it has sufficient capital to fund its operations for at least 12 months from the date of this Prospectus. However, if the Company's losses continue and the Company does not receive any proceeds from this Offering, the Company may be required to seek additional financing. There can be no assurances that the Company will be able to obtain additional financing on acceptable terms or at all. In the event that the Company is unable to obtain such additional financing, development or commercialization of certain of its present or planned products would be suspended, and the Company's ability to grow or become profitable may be impair. In such event, holders of Warrants who choose to exercise such Warrants may lose their entire investment. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations".

   3. Change in Focus of Company's Business. The Company has been in the personal computer market since its inception in 1982. From 1987 until 1991, the Company concentrated its business on the development and sale of system boards which are the "heart" of a PC and which may be used to upgrade older PCs. From the inception of the Company and until 1987, the Company focused its business on the development and sale of hardware and software for math acceleration products for the PC market used to accelerate scientific and mathematical calculations. The Company stopped actively marketing these products by 1988. Over the last four years, the Company has changed the focus of its business by developing and manufacturing products for the digital video market, consisting of Win/TV boards. Sales of PC system boards constituted 7% of the Company's revenue for the year ended September 30, 1995, 29% for the nine months ended September 30, 1994 and 51% of the Company's revenues in 1993. The Company believes that sales of PC system boards will represent a smaller percentage of overall revenue in 1996 and beyond. The Company has not operated profitably during the period of its shift in emphasis to products for the digital video market and there can be no assurances that the Company will ever return to profitability. See "Business".

   4. Reliance on Products for Digital Video Market. Since 1991, when the Company altered the focus of its business, the Company has concentrated its new product development primarily on products for the digital video market through its development of the Win/TV board. For the year ended September 30, 1995, the digital video products have accounted for 93% of the Company's revenues. Sales of digital video products constituted 71% of the Company's revenues for the nine months ended September 30, 1994, compared to 49% in 1993. It is anticipated that digital video products will account for an increasing percentage of the Company's revenues in 1996. Though the Company believes that the digital video market will have dramatic growth in the upcoming years, there can be no assurances that there will be substantial growth in this market, as the Company believes that the technology for the digital video market is still in its early stages. Furthermore, there can be no assurance that the Company's products will be successful in this market. See "Business".

   5. Rapid Changes in Technology and Lack of Funds for Research and Development. The technology underlying the Company's products and other products in the computer industry, in general, is subject to rapid change, including the potential introduction of new types of products and technologies, which may have a material adverse impact upon the Company's business. The Company will need to maintain an ongoing research and development program, and the Company's success will depend in part on its ability to respond quickly to technological advances by developing and introducing new products, successfully incorporating such advances in existing products, and obtaining licenses, patents, or other proprietary technologies to be used in connection with new or existing products. The Company, prior to the Unit Offering, was hindered by a lack of working capital which has allowed it to expend only $269,888 and $214,174 for research and development expenses for fiscal 1995 and for the nine months ended September 30, 1994, respectively. The Company has budgeted approximately $398,000 for research and development for fiscal 1996. There can be no assurance that the Company's research and development will be successful, that the Company will be able to foresee and respond to such advances in technological developments, or that proceeds of this Offering to be utilized for research and development will be sufficient for the Company's purposes. Additionally, there can be no assurances that the development of technologies and products by competitors will not render the Company's products or technologies non-competitive or obsolete. See "Business -- Product Production".

   6. Highly Competitive Industry.   The Company's business is subject
to significant competition. Competition exists from larger companies that possess substantially greater technical, financial, sales and marketing resources than that which the Company has. The Company believes that competition from new entrants is expected to increase as the market for digital video in a PC and for PC-based video teleconferencing expands. There can be no assurance that the Company will not experience increased competition in the future. Such increased competition may have a material adverse effect on the Company's ability to successfully market its products. See "Business - Competition".

   7.  Proprietary Rights and Patents.   Even though the Company
independently develops its hardware and software products, the Company's success will depend, in large part, on its ability to innovate, obtain or license patents, protect trade secrets and operate without infringing on the proprietary rights of others. The Company maintains copyrights on its designs and software programs, but currently has no patent on the Win/TV board and the Company believes that such technology cannot be patented. There can be no assurance that challenges will not be instituted against the validity or enforceability of any patents which may be issued or licensed to the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company were to prevail. See "Business-Patents and Trademarks".

   8. Dependence on Major Customers. For fiscal 1995 and the nine months ended September 30, 1994, Reuters Ltd. ("Reuters") accounted for approximately 16.6% and 18.1%, respectively, of the Company's sales. The foregoing was the only customer to account for more than 10% of the Company's sales during fiscal 1995. The loss of Reuters would have a material adverse affect on the Company's business and its financial condition. See "Business - Marketing and Sales".

   9.  Dependence on Foreign Sales.  For the fiscal year ended
September 30, 1995 and the nine months ended September 30, 1994, approximately 70% and 45% of the Company's sales were made outside the United States (predominately in Germany and Great Britain). See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company's business and prospects could thus be adversely affected by adverse political and economic conditions in foreign countries and may also be subject to many of the risks of foreign sales and operations, including tariff restrictions and currency control regulation.

   10. Low Operating Margins. Due to the competitiveness in the computer industry and because of the Company's aggressive pricing strategy, the Company has low gross margins. Consequently, its profitability is highly dependent upon effective cost and management controls. See "Business - Product Production".

   11. Dependence on Suppliers. The Company is dependent upon AuraVision Corporation ("AuraVision") for its supply of digital video processing chips, which are necessary for the production of the Win/TV digital video board. The Company is not aware of an alternate source of supply for the digital video processing chips manufactured by AuraVision. In the event that the Company were unable to obtain its supply of digital video processing chips from AuraVision, the Company might not be able to produce Win/TV boards and its business may be adversely affected. No assurance can be given that the Company will continue to be able to retain such source or obtain products from another source. The Company is also dependent, to a lesser extent, upon Philips, a division of North American Philips Company ("Philips") and Brooktree Corporation ("Brooktree"), manufacturers of video digitizers, which are also necessary for the production of various models of the Win/TV digital video board. If the foregoing suppliers do not supply their products to the Company, the Company may also be adversely affected because the Company would have to seek alternative suppliers of video digitizers which may adversely affect the Company's production and profitability. See "Business - Product Production".

   12. International Market Susceptible to Currency Fluctuations. The Company's international sales are invoiced primarily in U.S. dollars. A rising value of the U.S. dollar makes the Company's products more expensive to overseas buyers. The Company's sales could be materially impacted if the U.S. dollar rose in value compared with the German mark and the British pound, the two currencies of the countries which account for most of the international sales.

   13. Reliance on Current Management and Key Personnel. The Company's success depends to a large extent upon the efforts and abilities of its key executive officers, Kenneth R. Aupperle and Kenneth Plotkin, the President and Chief Executive Officer, respectively, of the Company. See "Management - Executive Compensation and Employment Agreements" for the terms of employment agreements with Kenneth R. Aupperle and Kenneth Plotkin. Currently, the Company has key person life insurance in the amount of $1,000,000 on each of the lives of Kenneth R. Aupperle and Kenneth Plotkin. No assurance can be given the insurance can or will be maintained. The loss of either of these individuals could have a material adverse effect on the Company. the success of the Company's business will also depend upon its ability to attract and retain qualified employees. There can be no assurances that the Company will be successful in attracting or retaining such personnel. See "Management".

   14.  Control by Management.    As of the date of this Prospectus,
the Company's executive officers and directors own of record and beneficially 1,211,360 shares of Common Stock, an aggregate of 43.7% of the Company's outstanding Common Stock and may be in a position to have significant influence over the outcome of all matters submitted to stockholders for approval, including the election of directors of the Company, as a result of their control of such shares which will vote on all matters. See "Management" and "Principal Shareholders."

   15. No Dividends and None Anticipated. The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends on its Common Stock in the foreseeable future. It is anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business. See "Dividend Policy" and "Description of Securities".

   16. Immediate and Substantial Dilution. As of September 30, 1995, the net tangible book value of the Company was $1,675,373, or approximately $0.61 per share of Common Stock, based on 2,756,183 shares outstanding on such date. Purchasers of Warrants in the Offering will suffer immediate dilution of $1.96 per share of Common Stock, which is approximately 52%, based on investors converting their Class A Warrants and Underwriter Units to Common Stock. See "Dilution".

   17. Alleged Market Manipulation by the Underwriter. The National Association of Securities Dealers, Inc. ("NASD") recently alleged that the Underwriter and others, including Leonard A. Neuhaus, a director of the Company, in 1991, engaged in market manipulation, inaccurately maintained books and records and failed to adequately supervise the activities of the Underwriter's personnel in connection with the trading for the Underwriter's account of warrants which were part of a public offering of units of convertible preferred stock and warrants of a company for which the Underwriter had acted in 1991 as managing underwriter. In order to expeditiously resolve this matter and without admitting or denying these allegations, in January 1995, Mr. Neuhaus and others voluntarily entered into a Letter of Acceptance, Waiver and Consent with the NASD pursuant to which Mr. Neuhaus was censured and fined by the NASD, agreed to pay with the Underwriter and others restitution to customers and was suspended for associating with any NASD member for a three month period.

   18.  Potential Adverse Effect of Redemption of Warrants.  The
Company currently has 1,476,183 Class A Warrants outstanding to purchase shares of Common Stock and if the Underwriter exercises all of its Unit Purchase Options, there will be another 133,333 Underwriter Warrants outstanding to purchase shares of Common Stock. The exercise of such Warrants, or a substantial portion thereof, and the sale of the shares issued upon exercise of such Warrants could adversely affect the market price of the Common Stock. In addition, the Warrants may be redeemed by the Company, commencing January 10, 1996, at a redemption price of $.10 per Warrant upon 30 days prior written notice provided the average closing bid price of the Common Stock for 10 consecutive trading days ending on the third day prior to the date of the redemption notice equals or exceeds $4.75 per share (to be adjusted for any stock dividends and stock splits). Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of
redemption.   The Warrants may not be exercised unless a registration
statement pursuant to the Securities Act of 1933, as amended (the "Securities Act") covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrants. Although the Company does not presently intend to do so, the Company reserves the right to call the Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be registered in the applicable states. See "Description of Securities -- Warrants."

   19. Shares Eligible for Future Sale. Of the shares of Common Stock of the Company outstanding as of the date of this Prospectus, 1,280,000 shares are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act, and may only be sold pursuant to a registration under the Securities Act, in compliance with Rule 144 under the Securities Act, or pursuant to another exemption therefrom. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. Messrs. Aupperle and Plotkin and their wives, holders of 1,150,260 shares of Common Stock, have agreed not to permit or cause a private or public sale or public offering of their shares of Common Stock until August 9, 1996 (eighteen (18) months from the effective date of the Unit Offering) without obtaining the prior written approval of the Underwriter. No assurance can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale."

   20.  Penny Stock Regulation.   In the event that the Company is
unable to satisfy the maintenance requirements for the NASDAQ small capitalization market or the Boston Stock Exchange, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ or the Boston Stock Exchange, or the Company's having $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

   The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, the Boston Stock Exchange, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or
(iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

   If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected by limiting the ability of broker-dealers to sell the securities and the ability of holders of the

Company's securities to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

   21. Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. Holders of Warrants will have the right to exercise Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states. The Company has undertaken and intends to file and keep current the Prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities -- Warrants."

   22. Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants. Holders of Warrants may presently or in the future move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. If the Company were unable to register or qualify the shares in a particular state and no exemption to such registration or qualification was available in such jurisdiction, the holder of the Warrants might not be able to realize any economic benefit from the Warrants. See "Description of Securities -- Warrants."

   23. Relationship of Underwriter Trading. The Underwriter may act in a brokerage capacity with respect to the purchase or sale of Common Stock or Class A Warrants in the over-the-counter market where each will trade. The Underwriter also has the right to act as the Company's exclusive agent in connection with any future solicitation of warrantholders to exercise their Class A Warrants. Unless granted an exemption by the Commission from Rule 10b-6 promulgated under the Exchange Act, the Underwriter and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period beginning nine business days prior to the commencement of any such solicitation and ending on the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter and soliciting broker-dealers may have to receive a fee for soliciting the exercise of the Class A Warrants. As a result, the Underwriter and soliciting broker-dealers may be unable to continue to make a market for the Company's securities during certain periods while the Class A Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market price of the Company's securities. See "Plan of Distribution".

   24. Underwriter's Unit Purchase Option and Registration Rights. In connection with the Unit Offering, the Company sold to the Underwriter, for $10, the Underwriter's Unit Purchase Option which entitles the Underwriter to purchase 133,333 Underwriter Units. The Underwriter Units issuable upon the exercise of the Underwriter's Unit Purchase Option are identical to those offered in the Unit Offering. The Underwriter's Unit Purchase Option is exercisable at $4.41 per Underwriter Unit until January 9, 2000. The exercise of the Underwriter's Unit Purchase Option and the exercise of the Underwriter Warrants contained in the Underwriter Unit may dilute the value of the shares of Common Stock to be acquired by holders of the Class A Warrants, may adversely affect the Company's ability to obtain equity capital, and, if the Common Stock issuable upon the exercise of the Underwriter's Unit Purchase Option and the Underwriter's Warrants are sold in the public market, such may affect the market price of the Common Stock. The Underwriter has been granted certain "piggyback" and demand registration rights until January 9, 2000 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Unit Purchase Option. The exercise of such rights could result in substantial expense to the Company.

   25. Broad Discretion in Application of Proceeds. The net proceeds of this Offering will be approximately $6,600,000, if all of the Warrants and Underwriters Units are exercised. These net proceeds will be utilized for working capital and general corporate purposes which include the purchase of inventory, payment of accounts payable, salaries, financing receivables and other operating expenses including the payment of salaries to executive officers. Accordingly, the Company will have broad discretion as to the application of such proceeds. See "Use of Proceeds".

                           USE OF PROCEEDS

   If all of the Warrants and Underwriters Units are exercised, of which there can be no assurance, the Company will receive aggregate net proceeds of approximately $6,600,000 after the deduction of approximately $23,683 for expenses in connection with this Offering. The Company anticipates that the net proceeds of the Offering will be utilized as follows:

                                                  Percentage
                                   Amount       of Net Proceeds
                                   ------       ---------------
Working Capital and
  General Corporate Purposes    $6,600,000            100%

   These net proceeds which will be utilized for working capital and general corporate purposes include the purchase of inventory, payment of accounts payable, salaries, financing receivables and other operating expenses including the payment of salaries to executive officers. Accordingly, the Company will have broad discretion as to the application of such proceeds.

   The foregoing represents the Company's best estimates of the anticipated use of the net proceeds of the Company based upon its present plans and certain assumptions regarding general economic conditions and the Company's future revenues and expenditures. Proceeds not immediately required for specified uses will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments. While the Company hopes that substantially all of the Class A Warrants will be exercised, if the market price of the Company's Common Stock exceeds $3.75 per share, to the extent that less than the proceeds estimated above are received by the Company, the Company's Board will determine how much of the funds received will be applied to each of the above uses. In addition, if the Company's Board deems it reasonable and appropriate, the uses may be changed.


                           DIVIDEND POLICY

   The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and, among other things, will depend upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. The Company has not declared any dividends since inception, and has no present intention of paying any dividends on its Common Stock in the foreseeable future, and intends to use earnings to generate increased growth.

                               DILUTION

   As of September 30, 1995, the net tangible book value of the Company was $1,675,373, or approximately $0.61 per share of Common Stock. Net tangible book value represents the Company's tangible assets less total liabilities. Dilution per share represents the difference between the amount paid per share upon conversion by the purchasers of the Class A Warrants and Underwriter's Units, and the net tangible book value per share after conversion of all the Class A Warrants and Underwriter's Units. After giving effect to (i) the exercise of 1,609,516 Class A Warrants and (ii) exercise of the 133,333 Underwriter's Units, and the receipt and application of the estimated net proceeds therefrom, the Company's net tangible book value as of September 30, 1995 would have been $8,275,373 or approximately $1.84 per share, which represents an immediate increase in the net tangible book value of $1.23 per share to current shareholders and an immediate dilution of $1.96 per share to the investors converting their Class A Warrants and Underwriter Units to common stock.

   The following table indicates the per share dilution to be incurred by the investors who exercise their Warrants and Underwriter Units from the exercise prices:

   Weighted Average Exercise price (1) .................       $3.80
   Net tangible book value before exercise of Warrants . $0.61
   Increase per share attributable to investors
     exercising Warrants ............................... $1.23
   Net tangible book value per share after
     exercise of Warrants...............................       $1.84
                                                               -----
   Dilution per share to investors exercising Warrants .       $1.96
______                                                         -----
(1) Weighted average exercise price in the result of 1,609,516 Class A Warrants exercised at $3.75 per warrant plus 133,333 Underwriter's Units exercised at $4.41 per unit.

   The following table summarizes the number of shares of Common Stock purchased from the Company through the date of this updated registration statement, the amount of cash consideration paid and the average price per share paid by existing shareholders and by the investors exercising their Class A Warrants and Underwriter's Units:

                                                                  Average
                                       Shares   Consideration      Price
                                      Purchased     Paid         Per Share
                                      ---------     ----         ---------
New investors exercising warrants     1,609,516   $6,035,685        $3.75
Underwriter's Units                     133,333   $  587,999         4.41
                                      ---------   ----------        -----
  Amount from exercising
   security holders                   1,742,849   $6,623,684         3.80

Existing shareholders                 2,756,183   $4,212,000         1.53
                                      ---------   ----------
   Total                              4,499,032  $10,835,684

                            CAPITALIZATION

   The following table sets forth the capitalization of the Company as of September 30, 1995, and as adjusted to give effect to the exercise of Class A Warrants and Underwriter's Units pursuant to this updated registration statement. This table should be read in conjunction with the Company's Financial Statements and the Notes thereto, included elsewhere in this updated registration statement.

                                                September 30, 1995
                                                ------------------
                                           Actual           As Adjusted (1)
                                           ------           --------------
Shareholders' Equity
   Common Stock $.01 par value:
     Authorized 10,000,000 shares
     Issued and outstanding -
   2,756,183 and 4,499,032,
     respectively (2)                      $   27,562        $    44,990
   Additional paid in capital               4,045,705         10,628,277
   Accumulated deficit                     (2,397,894)        (2,397,894)
                                           ----------         -----------
    Total shareholders' equity            $ 1,675,373        $  8,275,373
_______
(1) Gives effect to the exercise of Class A Warrants and the conversion of the Underwriter's Units to Common Stock and the receipt of net proceeds of approximately $6,600,000.
(2) Does not include any shares of Common Stock that may be issued as the result of existing stock options.

                          MARKET INFORMATION

   The principal market on which the Common Stock is traded is the over-the counter market. The Common Stock is traded on NASDAQ on the Small-Cap Market and its symbol is HAUP. Effective January 10, 1995, the Company offered for sale 1,333,333 Units, each of which consisted of one Class A Warrant, exercisable at $3.75 per share commencing January 10, 1996 and expiring on January 9, 2000, and one share of Common Stock. The Common Stock became separately tradeable from the Class A Warrants on April 25, 1995. At such time, trading in the Units ceased. The following chart sets forth the high and low sales prices as determined from NASDAQ for the Common Stock from April 25, 1995 until January 18, 1996.

                                 High           Low
                                 ----           ---
Fiscal Year Ended
September 30, 1996
------------------
First Quarter                    3 15/16        1 5/8

Second Quarter (until
 January 18, 1996)               3 3/8          3

Fiscal Year Ended
September 30, 1995(1)
---------------------
Third Quarter (commencing
 April 25, 1995)                 3 1/2          2 1/8

Fourth Quarter                   2 1/2          1 5/8

   The following chart sets forth the high and low sales prices as determined from NASDAQ for the Units from January 10, 1995 until April 24, 1995:

                                 High           Low
                                 ----           ---
Second Quarter (commencing
 January 10, 1995)               4 1/16         3 5/8

Third Quarter (until
  April 24, 1995)                4 1/8          3 3/4

   The approximate number of holders of record of the Common Stock as of January 4, 1996 was 74. The Company believes there are in excess of 750 beneficial holders of the Common Stock. On January 18, 1996, the closing price of the Common Stock was $3.375.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Change in Fiscal Year

   The Company changed its fiscal year end from December 31 to September 30, effective September 30, 1994. All comparisons presented herein reflect this change in fiscal year.

Results of Operations

Year ended September 30, 1995 compared to the nine months ended September
30, 1994

   Net sales for the year ended September 30, 1995 were $11,551,169, compared to $4,166,807 for the nine months ended September 30, 1994, resulting in an increase of $7,384,362 or 177%. The increase in net sales has been attributable to the Company's ability to accelerate production of Win/TV boards and increase marketing programs due to the infusion of capital derived from the Company's October 1994 Private Placement Offering and January 1995 public offering (See Note 6 to the attached financial statements), plus the elimination in 1994 of development problems, which created strong product demand and significant sales increases.

   Net sales of the Company's products for the periods indicated are summarized as follows:

                                      Nine months
                       Year ended     September 30,        Increase
                          1995           1994             (Decrease)%
                          ----           ----              ----------
System Boards        $   792,857      $1,208,573              (34)
Win/TV Boards         10,758,312       2,958,234              264
                     -----------      ----------              ---
Total Net Sales      $11,551,169      $4,166,807              177
                     ===========      ==========              ===

   Unit sales of Win/TV boards, the Company's newest product line, increased to approximately 41,600 as compared to approximately 8,800 for the prior nine month period, resulting in an increase of 375%. Sales to domestic customers for the year ended September 30 were 30% of net sales for the current year and 55% for the nine months ended September 30, 1994. Sales to international customers, which were primarily in U.S. Dollars, were 70% of net sales for the current year and 45% for the nine months ended September 30, 1994.

   Gross profit increased $1,753,937 or 317% when compared to the prior nine month period. The gross profit percentage increased to 20% from 13%. The negative impact of $300,000 charged to the reserve for inventory obsolescence during the nine months ended September 30, 1994 due to the declining sales of systems boards plus the dynamics of the market mix of product sold were the major contributors to the contraction of the 1994 gross profit percentage.

   Though selling, general and administrative expenses for the year ended September 30, 1995 increased $1,342,250 over the nine month period ended September 30, 1994, they declined to 26% of net sales in fiscal 1995 compared to 39% of net sales for the nine months ended September 30, 1994. The increase in expenses was primarily due to increased sales and marketing expenses, strategically implemented to obtain worldwide penetration, of $701,407, consisting primarily of increases for advertising and trade shows of $487,448 and increased commissions of $156,531 resulting from higher sales; technical support costs and receiving and shipping costs increased $55,322 and $66,062 respectively, mainly due to the increased support and freight costs needed to handle the 375% increase in unit board sales, plus higher administrative costs mainly due to increased professional services costs and stock exchange listing fees associated with becoming a publicly traded company of $89,370 and consulting fees of $57,000, which includes $27,000 paid to the Underwriter.

   Research and development expenses increased $55,714, or approximately 26%. The increase was due to the infusion of new capital generated by the public offering which enabled the Company to expand its research and development resources to further the implementation of existing product lines and develop new product lines.

   The Company had net other expense of $501,605 for the year ended September, 30, 1995 as opposed to net other expense of $7,108 for the nine months ended September 30, 1994. The increase in expense was primarily due to the cash expenses of the Private Placement Offering, $122,696, and the underlying value of the units issued, $449,978 (142,850 shares valued at the public offering price of $3.15) which were charged to expense under the caption "Private Placement Financing Costs" (See
Note 6 to the attached financial statements), offset somewhat by higher interest income.

   In light of the above, the Company's experienced a decrease in the net loss from operations of $355,973 for the year ended September 30, 1995. Due to the nonrecurring charge of $572,674 for private placement financing costs incurred during 1995, the net loss increased $109,892 when compared to the nine months ended September 30, 1994.

Nine months ended September 30, 1994 compared to year ended December 31,
1993

   For the nine months ended September 30, 1994, the Company had net sales of $4,166,807 and a loss before taxes of $1,288,916 compared to net sales of $8,399,612 and a loss before taxes of $287,661 for the year ended December 31, 1993. The decrease in sales was related primarily to
(a) a reduction in sales of PC system boards and (b) product development delays in introducing a new line of digital video products, consisting of Win/TV boards, which the Company did not begin to ship until May of 1994. Net sales to international customers aggregating 45% of total net sales were comprised of sales to customers in the United Kingdom (21%), Germany (5%), Switzerland (4%), Norway (3%) and all other international countries (12%). International orders are typically billed in U.S. dollars, at the same prices as domestic orders. Therefore, profitability in the domestic market and in the international market are roughly comparable.

   From 1987 and until 1991, the Company concentrated its business on the development and sale of system boards which are the "heart" of a PC and which may be used to upgrade older PCs. From the inception of the Company and until 1987, the Company focused its business on the development and sale of hardware and software for math acceleration products for the PC market used to accelerate scientific and mathematical calculations. The Company stopped actively marketing these products by 1988. Over the last three years, the Company has changed the focus of its business by developing and manufacturing products for the digital video market, consisting of Win/TV boards. Sales of PC system boards constituted 29% of the Company's revenue for the nine months ended September 30, 1994, 51% of the Company's revenues in 1993, and 85% in 1992. The Company believes that sales of PC system boards will represent a smaller percentage of overall revenue in 1995 and beyond. On June 15, 1994 because of the continued sales declines and certain market developments, including the rapid acceptance of a new generation of processor chips which adversely affected the salability of products based on earlier generations, the Company decided to de-emphasize the marketing of its PC system boards product line in favor of the newer Win/TV boards and, as a result, recorded a reserve for inventory obsolescence in the amount of $300,000. Such amount has been reflected separately in the statement of operations for the nine months ended September 30, 1994. The Company will continue to sell its PC system boards to certain customers at amounts in excess of the recorded net cost of such products. Although the Company is not emphasizing the sale of this product line, the Company currently has not set a date as to when it will cease sales of the PC system boards.

   Cost of sales (including provision for obsolescence) for the nine months ended September 30, 1994 was $3,613,331, or 87%, as compared to $6,334,278, or 75%, for the year ended December 31, 1993. The increase (as a percentage) over the prior year was primarily attributable to the 1994 provision for obsolescence as discussed above, and a higher mix of the Company's newer models of its Win/TV product line (initially produced at lower profit margins).

   The Company introduced the Celebrity and HighQ digital video boards in November of 1993 at the Fall Comdex show in Las Vegas (a major United States PC show) and originally scheduled these items for shipment in January of 1994. However, due to product development delays, the Company was not able to ship the Celebrity until May 1994 and did not ship the HighQ until July 1994. From November 1993 until the first shipments in May 1994, many distributors did not place orders for the Company's earlier models awaiting the release of the newer models.

Financial Condition

        The Company had a net cash position of $1,214,940, working capital of $1,472,033 and shareholders' equity of $1,675,373 as of September 30, 1995. On January 10, 1995, the Company completed a public offering of stock. The net proceeds received from the offering were $3,267,023. In addition the Company received net proceeds of $477,304 from a Private Placement Offering, which was consummated during October 1994, pursuant to which unaffiliated third parties loaned the Company $600,000. (See
Note 6 of the attached financial statements). For the year ended

September 30, 1995, $1,614,407 was used to fund operating activities, with $2,268,792 invested in current assets offset by $1,261,747 of operations funded through accounts payable and accrued expenses. The Company used $71,388 to acquire capital assets. Funds of $395,000 and $600,000 were disbursed from the proceeds of the public offering to extinguish bank and private placement debt.

    The Company believes that the proceeds from the public offering and its internally generated cash flow will be sufficient to satisfy the Company's anticipated operating needs for at least the ensuing twelve months.

                               BUSINESS

General

   From 1987 and until 1991, the Company concentrated its business on the development and sale of system boards which are the "heart" of a personal computer ("PC") and which may be used to upgrade older PCs. Prior thereto and since its inception in 1982, the Company focused its business on the development and sale of hardware and software for math acceleration products for the PC market which are used to accelerate scientific and mathematical calculations. The Company stopped actively marketing these products by 1988. Since 1992, the Company has changed the focus of its business and is presently engaged primarily in the business of designing, manufacturing and selling digital video products for the IBM and IBM compatible PC market, consisting of Win/TV boards. Win/TV boards are used to convert moving video images from a video camera, video tape recorder or cable TV to a digital format which is displayed in a resizable window on a PC video monitor. These video images may be viewed simultaneously with normal PC operations such as word processing and may also be used in conjunction with CD-ROM packages.

   The Company has entered the PC-based digital video market by distributing the Win/TV boards to computer retailers and Original Equipment Manufacturers ("OEMs"). Computer retailers typically stock Win/TV boards on their shelves and sell them to end users for installation in their own PCS, while OEMs typically purchase Win/TV boards and incorporate them in multimedia PC packages, which are then ultimately sold to the end user.

   Net sales of the Company's products for the Company's last two fiscal years are summarized as follows:

                                       Year Ended       Nine Months Ended
                                    September 30, 1995  September 30, 1994
                                    ------------------  ----------------
System Boards                           $   792,857         $1,208,573
Win/TV Boards                           $10,758,312         $2,958,234
                                        -----------         ----------
Total Company Sales                     $11,551,169         $4,166,807
                                        ===========         ==========
The Product

   The Win/TV board was designed so that a PC user can watch television in a resizable window on her PC video monitor during normal computer use. This activity requires a board that plugs into a PC, and operating software to control functions such as channel change, volume adjustment, freeze frame, and channel scan. The application of the Win/TV board does not interfere with the normal operation of the PC. All hardware functions required, such as video digitizing, windowing, color space conversion and chroma keying, are performed on the Win/TV board and do not affect the operation of the PC. The Win/TV board includes audio functions so that sound can be heard while watching TV or video. The audio can be connected to speakers or to a PC's sound card.

   All Win/TV board models come with software that runs under the popular Microsoft Windows operating system that allows the TV picture to be resized from a tiny window size all the way to full screen, all under the control of the mouse.

   The Company presently has six models of the Win/TV board, two of which were introduced in fiscal 1995. It is the Company's strategy to provide a wide range of Win/TV boards for the PC market. With a Win/TV board installed in a PC, a user sees live video within a window on the PC video monitor without interfering with the normal operation of the computer. The user can resize this video image, making it small so that it will take up less space on the video monitor, or the user can enlarge the image to full screen if the user wants to see bigger image detail. The video images can be viewed simultaneously with normal PC operations such as word processing programs and spread sheet applications. A stockbroker who is working on a PC and watching CNBC might keep the image small on the PC video monitor while receiving stock quotations, and then with one click, the user can enlarge the video image to full screen size.

   The Win/TV-Celebrity ("Celebrity") board is primarily sold through computer retailers and distributors. This model uses a proprietary Company designed technology called "SmartLock". This feature has made the Celebrity popular for use in PCs that are already installed in the office or home. The SmartLock feature on the Celebrity allows the Win/TV board to be used in all existing PCs. Previously, when digital video products were sold through the computer retail market, there were installation problems which were due to the way in which the digital video boards were connected to the PC. SmartLock eliminates such problems and has been a key selling feature, intended to reduce sales returns and the need for additional technical support. The suggested retail price of the Celebrity is $449.

   The Win/TV-Cinema board ("Cinema") does not use SmartLock, but instead uses a less expensive but more limited technique to connect to a PC. This version has been popular with OEM manufacturers of PCs, who are more interested in low cost designs than universal compatibility. PC OEM's have a limited set of hardware in their system, and therefore, universality is not as important to them. The suggested retail price of the Cinema is $349.

   The Win/TV-HighQ ("HighQ") board was designed for users who needed higher quality digitizing of video images for use in a PC. Uses include medical imaging, such as the creation of medical databases of images captured from microscopes; industrial imaging, such as parts inspection; and desktop publishing. The HighQ supports a scheme called "square pixel" digitizing, where the horizontal and vertical aspects of the digitized image are kept to exactly a 1:1 ratio, an important feature for medical and industrial applications. The HighQ is the only model that does not include a cable ready television tuner, but it does use the SmartLock feature. The suggested retail price of the HighQ is $499.

   The Win/TV-02 board ("-02") was designed for the computer retail market and was introduced in 1991 primarily to be sold in the upgrade market. Due to system compatibility limitations in older generations of PCs, the -02 is being phased out of production and is being replaced by the Celebrity and Cinema.

   The Win/TV Prism board ("Prism"), which was introduced in fiscal
1995, is a low cost video board that combines many of the features of the Company's higher-end boards. The Prism is cable and TV antenna ready and comes equipped with an automatic 122 channel scan. The Prism can be connected to sound cards, VCR's and video cameras. The Prism does not use the SmartLock feature used in the Company's higher-end boards and requires an active feature connector on an SVGA card. The Company believes that the low cost and the features of this product make it an attractive OEM product. The suggested retail price of the Prism is $249.

   The Win/Motion 60 board ("Win/Motion"), which was also introduced in fiscal 1995, digitizes full frame live video from a video camera or VCR and stores it to the hard disk so that it can be digitally edited on a PC. The Win/Motion uses Motion-JPEG compression technology which increases performance and reduces the storage space required for digital video clips. The compression technology allows the board to capture 60 fields per second, resulting in more accurate frame-by-frame video editing and more realistic video playback. The Win/Motion can also play back full screen video clips from a hard disk, which can be recorded on tape or displayed on a video monitor. The Win/Motion was designed for corporate marketing communication departments, training video developers, trade show demonstration creators, video hobbyists, CD-ROM title producers and creators of corporate product literature on CD-ROM. The suggested retail price of the Win/Motion is $595.

   The Win/TV boards which are for sale to the computer retail market are essentially the same as the ones which are for sale to the OEM market. The differences are in the packaging and in the sophistication of the operating software. The Company believes that the Celebrity is currently the digital video board of choice for the computer retail market and the Cinema and Prism boards are the choice of the OEM market. The Company also expects that due to the lower cost of the Cinema and Prism boards they will be popular in the retail market as well.

   For the international market, the Company has developed an option for the Win/TV board called a teletext decoder. This device allows the reception of digital text which is transmitted along with live television. Though relatively unknown here in the United States, internationally, teletext is standard on all European TV sets. The types of teletext data transmitted by TV stations include weather information, travel schedules, stock market data and home shopping services.

   Until 1988, the Company actively marketed system boards which are the "heart" of a PC and which could be used to upgrade older PCS. The Company still designs and assembles custom made PCS. This line of business in not emphasized and is not sold in the retail market. However, the Company does specific designs to meet particular customer requirements. The Company purchases all of the hardware and software, assembles the machine and installs the software. These products are popular with companies that require specific configurations not available through off-the-shelf wholesalers or retailers.

Product Production

   The Company designs the Win/TV boards and also writes the operating software of the Win/TV boards to be used in conjunction with the popular Microsoft Windows operating system, the WindowsNT operating system and the IBM OS/2 operating system. The Company subcontracts the manufacturing of the Win/TV boards to independent third parties. The Company then assembles and final tests the boards at its facility in Hauppauge, New York.

   The Company is dependent upon AuraVision for its supply of digital video processing chips, which are necessary for the production of the Win/TV digital video board. The Company is not aware of an alternate source of supply for the digital video processing chips manufactured by AuraVision. In the event that the Company were unable to obtain its supply of digital video processing chips from AuraVision, the Company might not be able to produce Win/TV boards and its business may be adversely affected. No assurance can be given that the Company will continue to be able to retain such source or obtain products from another source. The Company is also dependent, to a lesser extent, upon Philips and Brooktree, manufacturers of video digitizers, which are also necessary for the production of various models of the Win/TV digital video board. If the foregoing suppliers do not supply their products to the Company, the Company may also be adversely affected because the Company would have to seek alternative suppliers of video digitizers which may adversely affect the Company's production and profitability.

Digital Video Market

   The digital video market, as it pertains to the Win/TV board, involves the use of a PC to turn a video image into a digital form which can be stored on a PC's hard disk drive. Once a video image is on the PC's hard disk drive, the image can be merged into a document using various word processing systems such as WordPerfect or Microsoft Word . A sequence of video images that are digitized are stored in a form called "AVI", which has digital audio and video interleaved to create a digital movie. This digital movie can be edited on the PC, adding special effects, audio overdubs and titles. These digital movies are used in multimedia presentations and multimedia CD-ROMs. The digital video sequences can also be transmitted to another location over the highspeed communication lines, allowing video conferencing.

   Typical Win/TV board owners might include business persons who need to keep in touch with news while working on a PC. Other owners might include business users who want to merge video images into a document, watch financial television news programs while working on personal computers, or video conference with PC users in other locations.

   End users may use the Win/TV board for the entertainment value of being able to watch television on their PC and to capture video images for use with "paintbrush" software. Other home uses might include the ability to edit video tapes on a home PC and to have video conferencing in the home. Another popular use of the Win/TV board may be for multimedia development. The Win/TV board digitizes live video and allows this video to be stored on the PC hard disk drive. The stored video can be used to create presentations that combine the digitized video with text, create multimedia CD-ROM packages, and digitally edit video tapes.

   Industrial uses of the Win/TV board might include, among other things, medical applications (eye surgery, microscope imaging and hearing aid fitting), image recognition applications (automobile license plate identification, parts inspection), i.d. badges and driver's licenses. In addition, the Win/TV board may be utilized by real estate brokerage firms to merge digital pictures of real estate into faxes.

   The uses of digital video are just starting to become widely applied in PCS. The Company believes that there is a trend toward replacing projects currently done in text on PCS into projects that include full motion video or still video pictures. For example, a real estate broker today might, on a desktop PC, create a fax describing a property for sale. Equipped with the Win/TV board, the broker could include a picture of the property in the fax. The Win/TV board would be used to digitize a video image coming from a camcorder, and this image could be included in the fax generated on the desktop PC.

   Sales people who currently create written proposals are creating proposals that are played on portable computers that include digital videos to describe processes or procedures, making their proposals more effective. The Win/TV board can be used to both digitize the raw video from a camcorder and to play back the digital video from the PC hard disk drive.

Distribution to the Retail Market

   During fiscal 1995, sales to the retail market through distributors from the Company totaled approximately $7,785,262 or 67% of the Company's net sales. This is in comparison to net sales of approximately $3,137,415 or 75% for the nine months ended September 30, 1994. The Company has no exclusive distributor and sells through a multitude of distributors, no one of which accounted for more than 10% of the
Company's net sales.   These distributors sell to a variety of retailers
who sell personal computer products. Such retailers include PC Connection and Micro Warehouse in the United States and Dixons and Escom in Europe.

Original Equipment Manufacturers ("OEMs")

   The OEM business is one where a PC manufacturer adds the Win/TV board and its operating software to create a new model PC. Most of the activity by the Company to date regarding OEMs has been to create new model multimedia PCS. It is expected that the new generation of multimedia PCS will be among the fastest growing market segments of the PC market. Until recently, multimedia equipped PCS had a sound card and a CD-ROM. The new generation of multimedia PCS currently being designed by OEMs will include digital video and in particular TV video.

   The Company is presently incorporating or planning to incorporate its Win/TV board for use in products of Reuters and ships to 20 Reuters locations worldwide. Reuters has developed a financial news service called "Reuters TV" which requires a Win/TV, or similar, board in each stockbroker's PC to receive the service. The Company has a Master Purchase Agreement with Reuters relating to the -02 and Celebrity boards. The Company's sales to Reuters for the year ended September 30, 1995 and for the nine months ended September 30, 1994 totaled $1,921,813 and $756,079, respectively. Reuters is the only company that accounts for more than ten (10%) percent of the Company's sales.

   The Company's remaining OEM business totaled approximately $1,844,094 for fiscal 1995 compared to approximately $273,313 for the nine months ended September 30, 1994. Current OEM customers include C. Olivetti & Co. S.p.A., IBM PC Company (PS/1 Division) and ICL Personal Computer Systems, OY. For fiscal 1995, approximately 33% of the Company's net sales were for the OEM market as compared to 25% for the nine months ended September 30, 1994.

Marketing and Sales

   The Company sells both domestically and internationally through sales offices in New York, London and Germany. For the fiscal year ended September 30, 1995 and the nine months ended September 30, 1994, approximately 30% and 55% of the Company's sales were made within the United States, respectively, while approximately 70% and 45% were outside the United States (predominately in Germany and Great Britain), respectively. Less than 1% of the Company's sales are currently made in Asia. LTD handles all sales outside of the United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

   The Company advertises its products in a number of U.S. and international PC magazines. These magazines, plus a public relations program aimed at editors of key personal computer magazines, are the principal means of getting the product introduced to end users. The sales rate in the computer retail market is very much determined by the effectiveness of these programs, along with the technical capabilities of the product itself. The Company also markets its products in trade shows and lists its products in catalogs of various mail order companies.

   The Company currently has four international sales persons, three in Germany who also cover continental Europe, and one in London. The Company has four sales persons in the United States, located in New York and Dallas. The Company also has two manufacturer Underwriters retained by it on a non-exclusive basis, who work with customers in certain geographic areas.

Competition

   The Company's business is subject to significant competition. Competition exists from larger companies that possess substantially greater technical, financial, sales and marketing resources than that which the Company has. The Company believes that competition from new entrants will increase as the market for digital video in a PC expands. There can be no assurances that the Company will not experience increased competition in the future. Such increased competition may have a material adverse effect on the Company's ability to successfully market its products. However, the Company believes that through research and development and aggressive marketing it can compete in this very competitive market.

Major Customers

   For the fiscal year ended September 30, 1995 and the nine months ended September 30, 1994, Reuters accounted for approximately 16.6% and 18.1%, respectively, of the Company's sales. Reuters was the only customer to account for more than 10% of the Company's sales during fiscal 1995. The loss of Reuters would have a material adverse affect on the Company's business and its financial condition. During fiscal 1995, approximately 8% of the Company's net sales were to ESCOM Computers, a distributor to the retail market in Europe. ESCOM did not account for any significant sales in fiscal 1994.

Patents and Trademarks

   Even though the Company independently develops its hardware and software products, the Company's success will depend, in large part, on its ability to innovate, obtain or license patents, protect trade secrets and operate without infringing on the proprietary rights of others. The Company maintains copyrights on its designs and software programs, but currently has no patent on the Win/TV board and the Company believes that such technology cannot be patented.

   On December 27, 1994, the Company's mark, "Win/TV" was duly registered with the United States Patent and Trademark Office.

Governmental Regulations

   The Company believes that existing or probable governmental regulations have no material effect on the Company's business.

Research and Development

   The technology underlying the Company's products and other products in the computer industry, in general, is subject to rapid change, including the potential introduction of new types of products and technologies, which may have a material adverse impact upon the Company's business. The Company will need to maintain an ongoing research and development program, and the Company's success will depend in part on its ability to respond quickly to technological advances by developing and introducing new products, successfully incorporating such advances in existing products, and obtaining licenses, patents, or other proprietary technologies to be used in connection with new or existing products. The Company expended $214,174 for research and development expenses for the nine months ended September 30, 1994. During fiscal 1995, the Company expended $269,888 for research and development expenses. There can be no assurance that the Company's research and development will be successful or that the Company will be able to foresee and respond to such advances in technological developments and to successfully develop other products. Additionally, there can be no assurances that the development of technologies and products by competitors will not render the Company's products or technologies non-competitive or obsolete.

Compliance with Environmental Laws

   The costs and effects of compliance with environmental laws

(federal, state and local) will have no material effect upon the business of the Company.

Employees

   As of September 30, 1995, the Company had 45 employees including its executive officers, of which 39 are full-time and 6 are part-time. None of the Company's employees are represented by a union, and management considers its relationship with its employees to be excellent.

Litigation

   The Company is presently party to no pending material legal proceedings.

Facilities

   The Company occupies a 25,000 square foot facility at 91 Cabot
Court, Hauppauge, New York which it uses as its executive offices and for the assembly and storage of its products. The Company considers the premises to be suitable for all its needs. The building is owned by a partnership consisting of Messrs. Aupperle and Plotkin and their wives and is leased to the Company under a lease agreement dated February 7, 1990 for a term of 20 years commencing February 1, 1990. Rent is currently at the annual rate of $292,025, and will increase to $306,627 per year on February 1, 1996. The rent is payable in equal monthly installments and increases at a rate of 5% per year on February 1 of each year thereafter. The premises are subject to two mortgages which have been guaranteed by the Company upon which the outstanding principal amount due as of September 30, 1995 was $1,260,543. The Company pays the taxes and operating costs of maintaining the premises.

   In addition, the Company, through HCW, GmbH, maintains an office in Germany, which consists of approximately 2,500 square feet. This facility contains a sales office, a demonstration room and a storage facility for a limited number of the Company's products. The Company pays a monthly rent of approximately $2,000 per month for this facility pursuant to a rental agreement which expires on December 31, 1996 and contains an option to renew for two additional years.

                              MANAGEMENT

Directors and Officers

   The directors and executive officers of the Company are as follows:

Name                        Age       Position
-----                       ---       --------
Kenneth R. Aupperle         38        President, Chief Operations Officer
                                      and a Director

Kenneth Plotkin             44        Chief Executive Officer, Vice-
                                      President of Marketing, Secretary and
                                      a Director

Laura Aupperle              39        Director

Dorothy Plotkin             44        Director

Leonard A. Neuhaus          37        Director

John Casey                  39        Vice President of Technology

Gerald Tucciarone           40        Chief Financial Officer and Treasurer

   The term of office of the directors does not expire until the Company's next annual meeting scheduled for March 5, 1996, and when their successors are chosen.

   Kenneth R. Aupperle is a co-founder of the Company. He has been the Company's president and chief operations officer since the Company's incorporation. Mr. Aupperle hold a BS in Electrical Engineering and an MS in Computer Science from Potytechnic University, along with additional work toward a Ph.D. He has lectured on computer science at Polytechnic University since 1979.

   Kenneth Plotkin is a co-founder of the Company. He has been the Company's chairman of the board of directors and chief executive officer since the Company's incorporation. Mr. Plotkin is presently Secretary of the Company and is vice-president in charge of marketing. He holds a BS and an MS in Electrical Engineering from the State University of New York at Stony Brook.

   Laura Aupperle has served as director of the Company since the Company's incorporation. She worked for the Company on a full time basis in sales and production from 1983 to 1990 and on a part time basis in production planning since May, 1994. She is the wife of Kenneth R. Aupperle.

   Dorothy Plotkin has served as director of the Company since the Company's incorporation. She has worked for the Company on a full time basis since 1982 in various capacities and presently in sales and as a shipping manager. She is the wife of Kenneth Plotkin.

   Leonard A. Neuhaus has served as a director of the Company since

January 10, 1995, the effective date of the Company's 1995 public offering, in accordance with LLC's right to designate a nominee pursuant to the letter of intent between the Company and LLC dated July 20, 1994. Mr. Neuhaus is a co-founder, stockholder, chief operations officer and director of the Underwriter. From June 1988 through March 1990, Mr. Neuhaus was chief financial officer of Global Capital Group, Inc. / Global Capital Securities, Inc. a registered broker-dealer. Mr. Neuhaus only devotes a limited portion of his time to the affairs of the Company.

   The National Association of Securities Dealers, Inc. ("NASD") recently alleged that the Underwriter and others, including Mr. Neuhaus, in 1991, engaged in market manipulation, inaccurately maintained books and records and failed to adequately supervise the activities of the Underwriter's personnel in connection with the trading for the Underwriter's account of warrants which were part of a public offering of units of convertible preferred stock and warrants of a company for which the Underwriter had acted in 1991 as managing underwriter. In order to expeditiously resolve this matter and without admitting or denying these allegations, in January 1995, Mr. Neuhaus and others voluntarily entered into a Letter of Acceptance, Waiver and Consent with the NASD pursuant to which Mr. Neuhaus was censured and fined by the NASD, agreed to pay with the Underwriter and others restitution to customers and was suspended for associating with any NASD member for a three month period.

   John Casey has served as vice president of technology of the Company since 1987. Mr. Casey holds a BS in Electrical Engineering from
Polytechnic University.

   Gerald Tucciarone, prior to his employment with the Company in January, 1995, served as a vice-president of finance from 1985 to 1992 with Walker-Telecommunications, Inc., a manufacturer of phones and voice mail equipment and from 1992 to 1995, as assistant controller with Chadbourne and Parke, a law firm. Mr. Tucciarone is a certified public accountant.

Executive Compensation

   The following table describes the components of the total compensation of the CEO of the Company for the years ended September 30, 1995 and 1994. No executive, other than the CEO, had a total annual salary and bonus for the three years ended June 30, 1995 which exceeded $100,000.

                      Summary Compensation Table

                 Annual Compensation              Long term compensation
               ------------------------  --------------------------------------
                                              Awards              Payouts
                                         ------------------   -----------------
                                Other             Securities            All
Name and                        annual Restricted underlying  LTIP     other
principal      Salary  Bonus   compen-    stock    options / payouts  compen
position  Year  ($)    ($)     sation($) award(s)($) SARs (#)  ($)    sation($)
--------  ----  ------ -----  ---------- --------- ---------- ------  --------
Kenneth 1995    56,083  ---     1,600(1)   ---        ---      ---      ---
Plotkin,
CEO     1994    29,261  ---     1,112(1)   ---        ---      ---      ---
_________
(1) Represents non-cash compensation in the form of the use of a car and related expenses.

Stock Options

   The following table sets forth certain information with respect to options granted in the year ended September 30, 1995 to the individual listed in the Summary Compensation table.

                   Option/sar Grants in Last Fiscal Year
                            [Individual Grants]

                 Number of       Percent of
                   securities        total options /
                underlying        SARs granted     Exercise
                Options/SARs       in fiscal       or base      Expiration
Name           granted (#)(1)        year (1)     price ($/Sh)     Date
----           -------------      ------------    ------------     ----
Kenneth Plotkin,   150,000             50%              3.15        1/09/05
CEO
________
(1) On January 10, 1995, Kenneth Plotkin was granted an option to purchase 150,000 shares of Common Stock at $3.15 per share, subject to adjustment. The option shall not be exercisable for a period of ten years except as follows: For the first full fiscal year after the date of grant and for each of the four years thereafter, should the Company attain an audited annual pre-tax income of at least $1,000,000, options to purchase 30,000 shares of Common Stock shall then become immediately exercisable. If the Company fails to attain the $1,000,000 plateau during the first year, should the Company's combined pre-tax income for the first two full fiscal years exceed $2,000,000, then options to purchase 60,000 shares of Common Stock shall then become immediately exercisable. Kenneth R. Aupperle was also granted a similar option.

   The following table sets forth certain information with respect to the unexercised options to purchase Common Stock granted to individuals named in the Summary Compensation Table above. Such individual did not exercise any stock options during the year ended September 30, 1995.

            Aggregated Option/Sar Exercises in Last Fiscal Year
                       and Fy-End Option/Sar Values

                                          Number
                                       of securities          Value
                                        underlying        unexercised in-
                                        unexercised      the-money options
                 Shares                  SARs at FY-end (#) SARs at FY-end($)
             acquired on    Value     exercisable /      exercisable /
Name         exercise (#) realized($) unexersisable     unexercisable(1)
-----          ------------ ----------- -------------     ----------------
Kenneth Plotkin,
CEO                  -0-           -0-      -0- / 150,000       -0- / -0-
______________
(1)     See footnote (1) above in Option/SAR Grants in Last fiscal Year.

Compensation of Directors

   Directors of the Company are not compensated solely for being on the board of directors.

Employment Agreements

   On January 10, 1995, Kenneth R. Aupperle and Kenneth Plotkin each entered into a three year employment agreement with the Company to serve as president, and chief operations officer, and chief executive officer, vice-president in charge of marketing and secretary, respectively. The agreements provide for an annual salary of $60,000 during the first year, $80,000 during the second year and $100,000 during the third year. Each agreement provides for disability benefits, a car allowance of $400 per month, reasonable reimbursements for automobile expenses and also medical insurance as is standard for the employees of the Company.

Incentive Stock Option Plan

   On August 2, 1994, the Company adopted an Incentive Stock Option Plan ("ISO"), as defined in section 422 of the Internal Revenue Code, as amended. 200,000 shares of Common Stock have been reserved for issuance under the ISO. Pursuant to the ISO, options may be granted for up to ten years with exercise prices (A) during the first two years after January 10, 1995, of no less than the greater of $3.15, or the fair market value of the Common Stock on the date of grant, or (B) thereafter, of no less than fair market value of the Common Stock on the date of grant. No options have been granted to date under the ISO.

Non-Qualified Stock Option Plan

   On December 14, 1995, the board of directors authorized the adoption of the 1996 Non Qualified Option Plan (the "1996 Non-Qualified Plan"). The adoption of the 1996 Non-Qualified Plan is subject to the approval of the

Company's stockholders at the annual meeting which is scheduled for March 5, 1996. The purpose of the 1996 Non-Qualified Plan is to encourage and reward key employees, consultants and other individuals and entities ("Participants") by giving them an opportunity to share in any future success of the Company without burdening the Company's cash resources. The 1996 Non-Qualified Plan authorizes stock options to Participants to acquire shares of the Company's Common Stock. The 1996 Non-Qualified Plan authorizes the grant of 250,000 shares subject to adjustment as provided therein. No options have been granted under the 1996 Non-Qualified Plan to date. The 1996 Non-Qualified Plan terminates ten (10) years after stockholder approval.

                          PRINCIPAL STOCKHOLDERS

   The following are known by the Company, as of the date hereof, to be the beneficial owners of more than five percent of Common Stock:

Name and Address            Amount and Nature            Percent
of Beneficial Owner         of Beneficial Owner      of Common Stock
-------------------         -------------------      ---------------
Kenneth R. Auppperle (1)(3)      287,610                  10.4%
91 Cabot Court
Hauppauge, NY 11788

Kenneth Plotkin   (2)(3)         287,550                  10.4%
91 Cabot Court
Hauppauge, NY 11788

Laura Aupperle (1)               287,550                  10.4%
91 Cabot Court
Hauppauge, NY 11788

Dorothy Plotkin   (2)            287,550                  10.4%
91 Cabot Court
Hauppauge, NY 11788

Jay Rasmussen                    140,000                  5.1%
2212 E. Little Cloud Circle
Sandy, Utah 84093

All Officers and Directors       1,211,360                43.7%
as a Group (7 Persons) (4)
________
(1) Kenneth R. Aupperle and Laura Aupperle are husband and wife. Ownership set forth does not include shares of Common Stock owned by the spouse of the other individual.

(2) Kenneth Plotkin and Dorothy Plotkin are husband and wife. Ownership set forth does not include shares of Common Stock owned by the spouse of the other individual. Ownership set forth also does not include 10,000 Class A Warrants held of record by Mr. Plotkin's father as custodian for the Plotkin's son and daughter. The Plotkins disclaim beneficial ownership of such Class A Warrants.

(3) Ownership does not include an option to purchase 150,000 shares of Common Stock granted to Kenneth R. Aupperle and Kenneth Plotkin on

      January 10, 1995. See "Executive Compensation - Option/SAR Grants in Last Fiscal Year" for a description of the option.

(4) Ownership includes 2,000 Class A Warrants owned of record by John Casey, 6,000 Class A Warrants owned of record by Gerald Tucciarone and an option to acquire 10,000 shares of Common Stock granted on November 6, 1995 to Mr. Tucciarone. Furthermore, assumes no ownership by Mr. Neuhaus of the Underwriter's Unit Purchase Option to acquire 133,333 Underwriter Units at an exercise price of $4.41 per Underwriter Unit until January 9, 2000.

                           CERTAIN TRANSACTIONS

   On August 2, 1994, Kenneth R. Aupperle, Laura Aupperle, Kenneth Plotkin and Dorothy Plotkin exchanged all of their issued and outstanding shares of the Company's two wholly owned subsidiaries for 1,280,000 shares of Common Stock of the Company, representing all of the outstanding shares of the Company at the time.

   On July 6, 1995, Messrs. Aupperle and Plotkin and their wives transferred an aggregate of 99,740 shares of Common Stock to certain key employees of the Company, as incentive to them. No consideration was paid with respect to any transfer of less than 1,000 shares of Common Stock to any such employee, and $0.03 per share was paid to cover the costs of any transfer of more than 1,000 shares of Common Stock to any employee. John Casey and Gerald Tucciarone, executive officers of the Company, were transferred 38,100 and 2,000 shares of Common Stock, respectively.

   The Company leases its facilities from a partnership consisting of Messrs. Aupperle and Plotkin and their wives (the "Partnership") under a lease agreement dated February 7, 1990 for a term of 20 years commencing February 1, 1990. For the nine months ended September 30, 1994, the Company obtained a rent concession from the Partnership in the amount of $68,118. The Company did not obtain a rent concession for fiscal 1995 and does not anticipate obtaining rent concessions in the future. Rent is currently at the annual rate of $282,604. The rent is payable in equal monthly installments and increases at a rate of 5% per year. The premises are subject to two mortgages which have guaranteed by the Company upon which the outstanding principal due as of September 30, 1995 was $1,260,543. The Company pays the taxes and operating costs of maintaining the premises.

                         DESCRIPTION OF SECURITIES
Common Stock

   The Company is authorized to issue up to 10,000,000 shares of Common Stock, $0.01 par value per share. Holders of Common Stock are entitled to one vote per share held of record on all matters on which shareholders may vote at all meetings of shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares that voted for the election of directors can elect all of the directors. See Risk Factor 14, "Control by Management" and "Principal Stockholders". Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has no intention to pay dividends in the foreseeable future. See Risk Factor 15, "No Dividends and None Anticipated" and "Dividend Policy". In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

Warrants

   The Class A Warrants have been issued pursuant to an agreement (the "Warrant Agreement") between the Company, North American Transfer Co., as warrant agent (the "Warrant Agent") and the Underwriter dated January 10, 1995. The following discussion of certain terms and provisions of the Class
A Warrants are qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Class A Warrant certificates, the forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

   Each Class A Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $3.75 per share commencing January 10, 1996. The Class A Warrants expire on January 9, 2000. The exercise price of the Class A Warrants and the number of shares issuable upon exercise of such Class A Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassification. Class A Warrants may be exercised by surrendering to the Warrant Agent the Class A Warrants together with the payment of the exercise price in United States funds by cash or certified or bank check. No fractional shares of Common Stock will be issued in connection with the exercise of the Class A Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares based upon the market value of the Common Stock at such time.

   The Class A Warrants may be redeemed, in whole or in part, by the Company at any time at a redemption price of $.10 per Warrant commencing January 10, 1996; provided that (i) prior notice of not less than 30 days is given to the Class A Warrantholders; and (ii) the closing high bid price of the Common Stock for 10 consecutive trading days ending on the third day prior to the date of the notice of redemption equals or exceeds $4.75 per share. Holders of Class A Warrants shall have exercise rights until the close of business on the day preceding the date fixed for redemption.

   Unless extended by the Company at its discretion, the Class A Warrants will expire at 3:00 p.m. New York time on January 9, 2000. In the event a holder of Warrants fails to exercise the Class A Warrants prior to the expiration, the Class A Warrants will expire and the holder thereof will have no further rights with respect to the Class A Warrants.

   In order for a holder to exercise a Class A Warrant, and as required in the Warrant Agreement, there must be a current registration statement on file with the Commission pertaining to the shares of Common Stock underlying the Class A Warrants, and such shares must be registered or qualified for sale under the securities laws of the state in which such warrantholder resides or such exercise must be exempt from registration in such state. The Company will be required to file post-effective amendments to the Registration Statement of which this Prospectus forms a part during the nine-month period from the date hereof or when events require such amendments. In addition, the Company has agreed with the Underwriter to use its best efforts to keep the Registration Statement covering the shares underlying the Class A Warrants current and effective. There can be no assurance however, that such Registration Statement (or any other Registration Statement filed by the Company to cover shares of Common Stock underlying the Class A Warrants) can be kept current. If a Registration Statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the Class A Warrants are not registered in the state in which a holder resides, the Class A Warrants will not be exercisable and will be deprived of any value.

Underwriter's Unit Purchase Option

   Upon the closing of the Unit Offering, the Company sold to the Underwriter for $10, the Underwriter's Unit Purchase Option to purchase 133,333 Underwriter Units. The Underwriter's Unit Purchase Option is exercisable at a price of $4.41 per Underwriter Unit for a period of four years commencing January 10, 1996. The Underwriter Units contained in the Underwriter's Unit Purchase Option are identical to the Units offered to the public in the Unit Offering. The holders of Underwriter's Unit Purchase Options have certain registration rights with respect to the Common Stock and Class A Warrants issuable upon the exercise of the Underwriter's Unit Purchase Option. See "Plan of Distribution".

Limited Liability of Directors and Executive Officers

   The Certificate of Incorporation of the Company authorizes the Company to indemnify to the fullest extent permitted by Delaware law any person whom it may indemnify thereunder, which includes directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Delaware law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy, as expressed in the Securities Act, and will by governed by the final adjudication of such issue.

Transfer Agent, Warrant Agent and Registrar

   The Transfer Agent, Warrant Agent and Registrar for the Common Stock and the Class A Warrants is North American Transfer Co., 147 W. Merrick Road, Freeport, New York 11520.

                      SHARES ELIGIBLE FOR FUTURE SALE

   Of the shares of Common Stock of the Company outstanding as of the date of this Prospectus, 1,280,000 shares are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act, and may only be sold pursuant to a registration under the Securities Act, in compliance with Rule 144 under the Securities Act, or pursuant to another exemption therefrom. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. Messrs. Aupperle and Plotkin and their wives, holders of 1,150,260 shares of Common Stock, have agreed not to permit or cause a private or public sale or public offering of their shares of Common Stock until August 9, 1996 (eighteen (18) months from the effective date of the Unit Offering) without obtaining the prior written approval of the Underwriter. No assurance can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

                           PLAN OF DISTRIBUTION

   This Offering is made by the Company in connection with the exercise of outstanding Class A Warrants to purchase shares of the Company's Common Stock which Class A Warrants were previously sold to the public as part of Units in the Company's Unit Offering by the prospectus dated January 10, 1995. There are currently issued and outstanding 1,476,183 Class A Warrants (plus an additional 133,333 Underwriter Warrants that are part of the Underwriter's Unit underlying the Underwriter's Unit Purchase Option which Underwriter's Unit Purchase Option to date has not been exercised), all of which may be exercised to purchase the Company's Common Stock pursuant to this Offering. There is no minimum number of shares which must be purchased upon the exercise of the Warrants except that one Warrant is required to purchase one share of Common Stock and no fractional shares will be issued. There are no arrangements to escrow any of the funds to be paid in connection with the exercise of the Warrants. All payments made pursuant to the exercise of the Warrants will be made directly to the Company and may be used by the Company immediately upon receipt.

   A registered holder may exercise his or her Warrants by surrendering the certificate representing the Warrants together with a Warrant exercise form on the Warrant certificate properly completed and signed with full payment of the exercise price payable to the Company. Warrants may be exercised in whole or in part. If Warrants are exercised in part, a new Warrant certificate will be issued for the remaining number of shares. No fractional shares will be issued upon the exercise of Warrants. Rather, they will be settled for cash. All payments must be received by the Company prior to the expiration date or the redemption date established by the Company and Warrants not exercised prior to the expiration date shall expire.

   A five percent solicitation fee will be paid to the Underwriter in connection with the Class A Warrants exercised through the efforts and with the assistance of the Underwriter if: (i) the market price of the Company's Common Stock on the date the Class A Warrant is exercised is greater than the then exercise price of the Warrants; (ii) the Class A Warrant is not held in a discretionary account; (iii) disclosure of the compensation arrangements was made both at the time the Class A Warrants were initially offered for sale and at the time of exercise; (iv) the exercise of the Class A Warrants was a solicited transaction; and (v) the exercise of the Class A Warrants was not solicited by the Company. In addition, upon consent of the Underwriter, other NASD members may solicit the exercise of the Class A Warrants without giving up a portion of the 5% solicitation fee to the Underwriter. Further, the Underwriter and any other NASD broker/dealer will receive a 5% solicitation fee only when designated in writing by the warrantholder and the Underwriter or any other NASD member provides bona fide services in connection with solicitation.

   The exercise price of $3.75 per share for each Class A Warrant was arbitrarily determined by the Company in negotiation with the Underwriter in the Company's Unit Offering and the price bears no relationship to the Company's assets, earnings, book value or to any other established criteria of value. Thus, the exercise prices of the Warrants should not be considered an indication of the actual value of the Company. Therefore, holders of Warrants are subject to an increased risk that the prices of the Company's securities have been arrived at arbitrarily.

                               LEGAL MATTERS

   Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon for the Company by Hollenberg Levin Solomon Ross Belsky & Daniels, LLP, 585 Stewart Avenue, Garden City, New York 11530. Members of the firm of Hollenberg Levin Solomon Ross Belsky & Daniels, LLP own 19,000 shares of Common Stock of the Company.

                                  EXPERTS

   The consolidated financial statements for fiscal 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by BDO Seidman, LLP independent certified public accountants to the extent and for the periods indicated in their report with respect thereto and were included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements for fiscal 1994 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen, LLP ("Andersen") independent certified public accountants to the extent and for the periods indicated in their report with respect thereto and were included herein in reliance upon the authority of said firm as experts in giving said reports.

   Effective August 10, 1995 the Company dismissed Andersen as its independent public accountants. Andersen had served as the Company's independent public accountants for the Company's fiscal year ended December 31, 1993 and for the nine months ended September 30, 1994. During such periods the reports prepared by Andersen did not contain any adverse opinions or disclaimer of opinions nor were they qualified or modified as to uncertainties, audit scope or accounting principles except that the report for the nine months ended September 30, 1994 was prepared assuming the Company would continue as a going concern and it expressed doubt about the Company's ability to continue as a going concern. That report was prepared before the Company's consummation of its Unit Offering. Reference is made to said report which includes an explanatory paragraph regarding the Company's litigation uncertainties.

   The decision to change accountants was recommended and approved by the Company's board of directors. There were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures while Andersen served as the Company's independent public accountants. The dismissal of Andersen was because of fee considerations.

                          ADDITIONAL INFORMATION

   With respect to the securities offered hereby, the Company has filed with the Securities and Exchange Commission (the "Commission") a post-effective amendment to its Registration Statement on Form SB-2 under the Securities Act. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

   The Company is subject to the informational requirements of the Exchange Act, and in accordance with those requirements files reports and other information with the Commission under the File No. 1-13550. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at 7 World Trade Center, New York, New York 10007 and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   The Company distributes annual reports containing audited financial statements to the Company's shareholders.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                         Page(s)

                                                         -------
Report of Independent Certified Public Accountants          F-2


Report of Independent Public Accountants                    F-3

Consolidated Balance Sheets as of September 30,
     1995 and 1994                                          F-4

Consolidated Statements of Operations for the
     year ended September 30, 1995 and the nine
     months ended September 30, 1994                        F-5


Consolidated Statements of Shareholders' Equity

     (Deficit) for the year ended September 30, 1995
     and the nine months ended September 30, 1994           F-6

Consolidated Statements of Cash Flows for the year
     ended September 30, 1995 and the nine months
     ended September 30, 1994                               F-7


Notes to Consolidated Financial Statements           F-8 - F-18

Report of Independent Certified Public Accountants


   To the Board of Directors and Shareholders of Hauppauge Digital, Inc. and Subsidiaries
   Hauppauge, New York


   We have audited the consolidated balance sheet of Hauppauge Digital, Inc. and Subsidiaries as of September 30, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hauppauge Digital, Inc. and Subsidiaries at September 30, 1995 and the results of its operations and cash flows for the year ended September 30, 1995 in conformity with generally accepted accounting principles.



   /s/ BDO Seidman, LLP
   --------------------
   BDO Seidman, LLP

   Mitchel Field, New York
   November 20, 1995

                           ARTHUR ANDERSEN LLP

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Hauppauge Digital, Inc.:

We have audited the accompanying consolidated balance sheet of Hauppauge Digital, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1994, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the nine months ended September 30, 1994. These financial statements are the responsibility of the Company's managements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hauppauge Digital, Inc. and subsidiaries as of September 30, 1994, and the results of their operations and their cash flows for the nine months ended September 30, 1994 in conformity with generally accepted accounting principles.



                                         /s/ Arthur Andersen LLP
                                         -----------------------
                                         Arthur Andersen LLP

Melville, New York
December 2, 1994 (except with respect
 to the matter described in Note 6(b),
 as to which the date if January 10, 1995)

                  HAUPPAUGE DIGITAL, INC AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS

         ASSETS
                                                As of             As of
                                        September 30, 1995  September 30, 1994
                                        ------------------  ------------------
CURRENT ASSETS:
Cash and Cash Equivalents (Note 1)            $1,214,940            $151,408
Accounts receivable, net of
allowance for doubtful accounts of
approximately $62,000 in 1995 and
$16,000 in 1994                                1,146,865             554,642
Inventories (Note 2)                           2,187,981             879,147
Prepaid expenses & other current assets          192,689              38,659
                                               ---------           ---------
  Total current assets                         4,742,475           1,623,856

Property, plant and equipment-
            at cost                              334,443             305,905
Less: Accumulated depreciation
      and amortization                           193,188             190,891
                                               ---------           ---------
                                                 141,255             115,014

SECURITY DEPOSITS AND OTHER ASSETS                62,085              50,637
                                              ----------          ----------
                                              $4,945,815          $1,789,507
                                              ==========          ==========
  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Short term borrowings-bank loan (Note 4)               -           $ 395,000
Accounts Payable                               2,645,268           1,766,866
Accrued expenses                                 625,174             241,829
                                               ---------           ---------
   Total current liabilities                   3,270,442           2,403,695
                                               ---------           ---------
COMMITMENTS AND CONTINGENCIES (NOTE 9)

SHAREHOLDERS' EQUITY (DEFICIT) (NOTE 6)
 Common stock $.01 par value; 10,000,000 shares
  authorized, 2,756,183 and 1,280,000 issued
  and outstanding as of September 30,
  1995 and 1994                                   27,562              12,800
 Additional paid-in capital                    4,045.705             343,466
 Accumulated deficit                          (2,397,894)           (970,454)
                                              ----------           ----------
                                               1,675,373            (614,188)
                                              ----------          -----------
                                              $4,945,815          $1,789,507
                                              ==========          ==========

     See accompanying notes to consolidated financial statements

                  HAUPPAUGE DIGITAL, INC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS



                                       For the Year         For the Year Nine
                                          Ended                Months Ended
                                    September 30, 1995      September 30,1994
                                    ------------------      -----------------
NET SALES (Note 7)                        $11,551,169             $4,166,807

COST OF SALES                               9,079,245              3,313,331
PROVISION FOR INVENTORY
OBSOLESCENCE (Note 2)                         164,511                300,000
                                          -----------              ---------
  Total cost of sales                       9,243,756              3,613,331
  Gross Profit                              2,307,413                553,476

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES
(Note 8)                                    2,963,360              1,621,110
RESEARCH & DEVELOPMENT
EXPENSES                                      269,888                214,174
                                           ----------             ----------
  Loss from operations                       (925,835)            (1,281,808)

OTHER INCOME (EXPENSE)
  Interest income                              50,026                  4,940
  Interest expense                            (20,233)               (34,997)
  Private placement financing
   costs (Note 6)                            (572,674)                     -
  Miscellaneous income                         41,276                 22,949
                                            ---------              ---------
  Loss before tax provision                (1,427,440)            (1,288,916)

INCOME TAX PROVISION (Note 5)                       -                 28,632
                                            ---------             ----------
  Net Loss                                $(1,427,440)           $(1,317,548)
                                          ===========            ===========
Net loss per share                        $    (.0.60)           $     (1.03)
Weighted average shares
outstanding (Note 1)                        2,382,928              1,280,000
                                          ===========            ===========

        See accompanying notes to consolidated financial statements

                    HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
        FOR THE YEAR ENDED SEPTEMBER 30, 1995, AND THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1994


                                                                   Retained
                          Common Stock            Additional       Earnings
                       -----------------
                       Number of                    Paid in       (Accumulated
                       Shares    Amount             Capital         Deficit)       Total
                       ------    ------           -----------     ------------     ------

BALANCE AT JANUARY
 1, 1994                1,280,000 12,800              80,848          347,094       440,742
  Net loss for the
   nine months ended
   September 30, 1994           -      -                   -       (1,317,548)   (1,317,548)
  Issuance of shares
   to the Company's
   legal counsel
   by principal
   shareholders (Note 6)        -      -              94,500               -         94,500
  Conversion of shareholders'
   loans to equity without
   the issuance of common
   shares (Note 6)              -      -             100,000               -        100,000
  Rent expense funded
   by principal
   shareholders (Note 8)        -      -              68,118               -         68,118
                         --------  -----             -------         -------        -------
BALANCE A SEPTEMBER,
30, 1994                1,280,000 12,800             343,466        (970,454)      (614,188)
  Net loss for the
   year ended
   September 30, 1995           -      -                   -      (1,427,440)     (1,427,440)
  Issuance of shares
   pursuant to a private
   placement offering
   (Note 6)               142,850  1,429             448,548               -         449,549
  Issuance of shares
   pursuant to the
   Company's initial
   public offering
   (Note 6)             1,333,333 13,333           3,253,690               -       3,267,023
BALANCE AT              --------- ------           ---------        --------       ---------
 SEPTEMBER 30, 1995    $2,756,183$27,562          $4,045,705     $(2,397,894)     $1,675,373
                        ========= ======          ==========     ============     ==========

      See accompanying notes to consolidated financial statements

                 HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
                    CONDENSED STATEMENTS OF CASH FLOWS

                                         For the Year      For the Year Nine
                                           Ended             Months Ended
                                       September 30, 1995   September 30,1994
                                       ------------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                   $(1,427,440)       $(1,317,548)
Adjustments to reconcile net loss to         ------------       ------------
 net cash used in operating activities:
  Depreciation and amortization                    33,693             21,459
 Provision for uncollectible receivables           49,200             15,925
 Provision for system board obsolescence          164,511            300,000
 Private placement financing costs                572,674                  -
 Rent expense funded by principal
  shareholders                                          -             68,118
 Legal expense incurred in connection with
 the issuance of common shares to legal
 counsel                                                -             94,500
Increase (decrease) in cash resulting from
changes in operating assets and liabilities:
 Accounts receivable                             (641,420)           182,347
    Inventories                                (1,473,342)           (37,218)
 Prepaid expenses and other
  current assets                                 (154,030)           (11,704)
 Accounts payable                                 878,402            281,934
 Accrued expenses                                 383,345             44,752
                                                 --------            -------
                                                 (186,967)           960,113
                                               ----------           --------
 Net cash used in operating activities         (1,614,407)          (357,435)
                                               ----------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property,
  plant and equipment                             (57,749)            (4,817)
 Purchase of software rights                      (13,156)                 -
 Security deposits                                   (483)                 -
                                                ---------            -------
    Net cash used in investing
     activities                                   (71,388)            (4,817)
                                                 --------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from private
  placement offering                              477,304                  -
Net proceeds from initial
  public offering                               3,267,023                  -
Principal payment on bank loan                   (395,000)                 -
Principal payment on private placement
  bridge loan                                    (600,000)                 -
   Net cash provided by                         ---------             ------
    financing activities                        2,749,327                  -
   Net increase (decrease)                      ---------           --------
    in cash and cash equivalents                1,063,532           (362,252)
CASH AND CASH EQUIVALENTS,
  beginning of period                             151,408            513,660
CASH AND CASH EQUIVALENTS, end of period       $1,214,940          $ 151,408
                                               ==========          =========
SUPPLEMENTAL DISCLOSURES:
  Interest paid                                   $46,206            $11,033
                                               ==========          =========
  Income taxes paid                               $19,322            $ 6,071
                                               ==========          =========
        See accompanying notes to consolidated financial statements
                              F-7

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Hauppauge Digital, Inc. and its two wholly owned subsidiaries, Hauppauge Computer Works, Inc. and HCW Distributing Corp., as well as Hauppauge Computer Works, GMBH and Hauppauge Computer Works, Ltd., both wholly owned subsidiaries of Hauppauge Computer Works, Inc. (collectively, the "Company"). All intercompany accounts and transactions have been eliminated.

Change in Fiscal Year

     Effective September 30, 1994, the Company changed its fiscal year end from December 31 to September 30. The comparative financial information for September 30, 1994, presented on the consolidated balance sheet, statements of operations, shareholders' equity (deficit) and cash flows are for the nine months ended September 30, 1994. Comparative condensed income statement data for the year ended September 30, 1995 compared to the unaudited results for the year ended September 30, 1994 is presented below:

                                                  Years Ended September 30,
                                                  1995              1994
                                                                 (Unaudited)
                                                ------------     -----------
Net Sales.....................                  $ 11,551,169     $  6,458,498
Gross Profit..................                  $  2,307,413     $  1,134,517
Net operating loss............                  $   (925,835)    $ (1,309,241)
Loss before tax provision.....                  $ (1,427,440)    $ (1,305,531)
Net (Loss)....................                  $ (1,427,440)    $ (1,334,909)

Nature of Business

     The Company is primarily engaged in the design, manufacture and selling of Win/TV digital video computer boards. Win/TV boards convert moving video images from cable TV, video cameras or a VCR to a digital format which is displayed in a sizable window on a PC monitor. These video images can be viewed simultaneously with normal PC operations such as word processing programs and spreadsheet applications. The Win/TV board is marketed worldwide through distributors, original equipment manufacturers and manufacturers' representatives. Net sales to international and domestic customers were approximately 70% and 30%, respectively, of total sales for the year ended September 30, 1995, and 45% and 55%, respectively, of total sales for the nine months ended September 30, 1994. Although the Company believes it operates in one industry segment, it does not believe that it has a material

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Nature of business-continued

concentration of credit risk either from an individual counterparty or a group of counterparties, due to the large and diverse user group for its products. Substantially all of the Company's assets are located in the United States.

Net sales to international customers consist of:

                        Year ended            Nine months ended
Sales to:           September 30, 1995       September 30, 1994
--------            ------------------       ------------------
United Kingdom             22%                       21%
Germany                    20%                        5%
The Netherlands             5%                        -
Other countries            23%                       19%
                           ---                       ---
                           70%                       45%
                           ===                       ===

Cash and Cash Equivalents

     For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

Revenue Recognition

     The Company records revenue when its products are shipped.

Warranty Policy

     The Company warrants that its products are free from defects in material and workmanship for a period of one year from the date of initial retail purchase. The warranty does not cover any losses or damage that occur as a result of improper installation, misuse or neglect and repair or modification by anyone other than the Company or an authorized repair agent. The Company accrues anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale.

Inventories

     Inventories are valued at the lower of cost (principally average cost) or market. A reserve has been provided to reduce obsolete and/or excess inventory to its net realizable value.

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Property, Plant  and Equipment

     Depreciation of machinery and equipment and amortization of leasehold improvements is provided for using both accelerated and straight line methods over the estimated useful lives of the related assets as follows:

     Office Equipment and Machinery:    5 to 7 years
     Leasehold improvements:            Asset life or lease term,
                                        whichever is shorter


Income Taxes

     For the fiscal year ended September 30, 1994, the Company filed separate corporate income tax returns for Hauppauge Digital, Inc., Hauppauge Computer Works, Inc. and HCW Distributing Corp.. During 1995, Hauppauge Computer Works, Inc. and HCW Distributing Corp. filed an election, which was approved by the state and federal tax authorities, to change their tax reporting year to September 30. Effective for the year ended September 30, 1995, the Company will file a consolidated income tax return.

     The Company follows the liability method of accounting for income taxes as prescribed by Statement No. 109 of the Financial Accounting Standards Board ("FAS 109"). Under FAS 109, deferred income taxes are recorded to reflect the temporary differences in the tax bases of the assets or liabilities and their reported amounts in the financial statements. The Company has not recorded a deferred tax asset or liability for state and local tax purposes due to the immaterial effect on the financial statements.

Foreign Currency Transactions

     The Company sells products and services to foreign customers. Revenues and expenses are recorded in U.S. dollars at the current exchange rate at the time of the transaction. Gains and losses due to the changes in exchange rate are recorded in the statement of operations.

Net Loss per Share

     Net loss per share has been computed on the basis of weighted average number of common shares outstanding for each period presented. Included in the 1995 year end computation were 142,850 and 1,333,333 shares issued through a private placement offering and an IPO (See Note 6).

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss per Share-continued

     Weighted average shares outstanding for the year ended September 30, 1995 were 2,382,928. Weighted average shares for the nine months ended September 30, 1994 were 1,280,000.

     The effect of including warrants as common stock equivalents results in a reduction of the loss per share. Therefore, the warrants are not included as a component of the weighted average shares outstanding.

2.  INVENTORIES

     Inventories consist of the following:

                                         September 30,
                                    1995               1994
                                ----------           --------
     Component Parts            $  738,846           $444,640
     Work in Process               974,706            316,739
     Finished Goods                474,429            117,768
                                 ---------           --------
                                $2,187,981           $879,147
                                ==========           ========
     During June of 1994, the Company's management observed that the System Board product line sales volume had declined at a much faster pace than expected, to a point where it appeared likely that the Company would have to offer such items at significant discounts to the public, and therefore it would not fully recover its original investment in such inventory. On June 15, 1994 because of the continued sales declines and certain market developments, the Company decided to de-emphasize the marketing of its PC system boards product line in favor of the newer Win/TV boards and, as a result, recorded a reserve for inventory obsolescence in the amount of $300,000. Such amount has been reflected separately in the statement of operations for the year ended September 30, 1995 and the nine months ended September 30, 1994. A reserve of approximately $165,000 was charged to operations for 1995.

    3.  PROPERTY, PLANT AND EQUIPMENT

     The following is a summary of property, plant and equipment at cost less accumulated depreciation:
                                           1995          1994
                                        -------       -------
     Office Equipment and Machinery    $308,787      $280,972
     Leasehold Improvements              25,656        24,933
                                        -------       -------
                                        334,443       305,905
     Less: Accumulated depreciation     193,188       190,891
                                        -------       -------
             Total                     $141,255      $115,014

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.  SHORT TERM BORROWINGS - BANK LOAN

     The Company had a $500,000 line of credit from Shawmut Bank from August 15, 1991 to September 30, 1992. The terms of the credit line provided for monthly interest payments on the outstanding balance at 1/2% above the bank's prime interest rate and a 1/2% per annum fee on the unused portion of the line. The line was secured by the Company's accounts receivable and the personal guarantees of the principal shareholders, who are also the founders and principal executive officers of the Company. The line matured on September 30, 1992 and was not renewed. At September 30, 1994, the outstanding balance was $395,000 and the line was considered a matured facility by the bank. Although the Company had defaulted on certain financial covenants, Shawmut agreed not to call the loan provided that the Company pay Shawmut 1) $50,000 from the proceeds of the private placement described in
Note 6, and 2) pay the remaining principal plus any accumulated interest, fees and costs in full by January 31, 1995 from the proceeds of the IPO.

     The Company, from the proceeds of the private placement, made a payment of $50,000 in October 1994. The Company also made a payment of $12,000 in December 1994. On January 19, 1995, the Company paid $362,631 to Shawmut from the proceeds of the IPO. Subsequent to the payment, Shawmut notified the Company that additional legal fees and costs were due, and the payment was first applied to these remaining amounts, resulting in unpaid principal to Shawmut of approximately $28,900. On September 29, 1995, the Company paid $17,500 to Shawmut in settlement of the disputed outstanding balance.


5.  INCOME TAXES

     The income tax provision consists of the following:

                                             September 30,
                                          1995           1995
                                          ----           ----
     Federal income tax provision      $     -       $     -
     Tax settlement-Federal                  -          17,000
     State income tax provision           4,420          8,732
     Tax settlement-State                    -           2,900
     Tax benefit-overstated liability    (4,420)             -
                                         ------       --------
                                       $     -       $  28,632
                                         ------       --------
     During 1994, the Long Island Appeals office of the Internal Revenue Service proposed a settlement in the amount of $17,000 plus interest, related to income tax deficiencies in connection with the Company's tax filings for its years ended December 31, 1988 to 1990. The Company, in recognition of

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes-continued

this proposal, recorded in 1994 an income tax provision of $19,900 and a charge to interest expense of $13,100. In 1995 the Company accepted the proposal and paid $17,000 in taxes and $13,207 in interest to the Internal Revenue Service.

     Components of deferred taxes are as follows:
                                               September 30,
                                           1995            1994
Deferred tax assets:                       ----            ----
  Net operating loss carryforwards       $574,945       $361,085
  Inventory obsolescence reserve          157,930        102,000
  Warranty reserve                         20,400              -
  Allowance for doubtful accounts          16,728              -
                                          -------        -------
Total deferred tax assets                 770,003        463,085
  Valuation allowance                    (770,003)      (463,085)
                                          -------        -------
Net deferred tax assets                 $       -        $     -
                                          -------        -------
The Company has recorded a full valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized. The change in valuation allowance for the year ended September 30, 1995 and 1994 is as follows:

                                                 1995      1994
                                                 ----      ----
Balance at the beginning of the year          $463,085  $ 76,068
Increase in non utilization of net
  operating loss carryforwards                 213,860   285,017
Increase in reserve for inventory
  obsolescence                                  55,930   102,000
Increase in warranty reserve                    20,400         -
Increase in allowance for doubtful accounts     16,728         -
                                              --------  --------
Balance at the end of the year                $770,003  $463,085
                                              ========  ========

     As of September 30, 1995, the Company had net operating losses, (which expire in the years through 2010), of $1,690,228 available to offset future taxable income. Due to the change in control which resulted from the Company's January 10, 1995 initial public offering of stock, (Note 6), $1,344,228 of the net operating losses are subject to limitations per Internal Revenue code section 382. The Company's carryforward utilization of these restricted net operating losses is limited to $275,386 per year. Net operating losses of $346,000, which occurred after January 10, 1995, are unrestricted and can be utilized without limitation.

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Income taxes-continued

     The difference between the actual income tax provision (benefit) and the tax provision computed by applying the Federal statutory income tax rate to the loss before income tax is attributable to the following:

                                              September 30,
                                          1995            1994
                                          ----            ----
     Income tax (benefit) at 34%       $(485,330)      $(438,231)
      Loss producing no tax benefit      485,330         438,231
          tate income taxes                4,420           8,732
     IRS settlement                        -              19,900
     Tax benefit-overstated liability     (4,420)              -
                                        --------        --------
       Income tax provision            $      -        $  28,632
                                       =========       =========
6.  SHAREHOLDERS' EQUITY

a. Private Placement

     Through a private placement offering consummated on October 12, 1994, for gross proceeds of $600,000, the Company issued $600,000 in principal amount of 5%, $25,000 promissory notes and such number of units comprised of the Company's common stock and Class A redeemable common stock purchase warrants as shall equal $18,750 divided by the IPO unit price of $3.15. The resulting 142,850 units of common stock is determined by dividing $18,750 by the offering price of $3.15 per unit and multiplying that result by 24 private placement units ($600,000 divided by $25,000 per unit), rounded to exclude fractional shares. These units were issued in conjunction with the IPO, effective January 10, 1995 (Note 6, Initial Public Offering-IPO). The promissory notes were subject to mandatory prepayment from the proceeds of any public or other private offering of the Company's debt or equity securities. On January 17, 1995, the $600,000 plus accrued interest of $7,910 was repaid. All the units issued to the former noteholders have been registered with the Securities and Exchange Commission concurrently with the IPO.

A summary of the application of the net proceeds (approximately $477,000) is listed below:

       Payment of loan to Shawmut Bank   $   50,000
       Partial expenses of IPO              122,000
       Purchase of inventory, reduction
          of trade payables and general
          working capital purposes          305,000
                                            -------
                                           $477,000
                                           ========

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



a. Private Placement-continued

     Based on certain factors such as: 1) the nature of the borrowing, 2) the Company's financial position and 3) the economic environment, the 5% interest rate on the promissory notes did not reflect the effective financing costs when considering the value of the units of common stock and warrants issued. Accordingly, $449,978 (the value of 142,850 units at the IPO price of $3.15) has been charged to operations under the caption "Private Placement Financing Costs" in the year ended September 30, 1995. Additionally, $122,696 of fees and costs relating to the private placement were charged to operations within the same caption in the year ended September 30, 1995.

b. Initial Public Offering (IPO)

     Effective January 10, 1995 the Company completed an IPO of securities. The Company sold 1,333,333 units at $3.15 per unit. Each unit consisted of one share of $.01 par value common stock and one Class A redeemable stock purchase warrant. Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of $3.75 per share, subject to adjustments for anti-dilution provisions in certain circumstances, for a four-year period commencing one year after the January 10, 1995 effective date and expiring January 9, 2000. The warrants are redeemable by the Company, in whole or in part at a price of $.10 per warrant, commencing one year after the effective date (or sooner with the consent of the Underwriter), in accordance with a Warrant Agreement between the Company, its Warrant Agent and the Underwriter. For the period of 180 days after the date of the Prospectus (January 10, 1995), which period could have been terminated sooner with the sole consent of the Underwriter, the warrants were neither detachable, separately tradeable nor transferable from the common stock with which they were issued. On April 20, 1995 the Underwriter consented to accelerate the separation date. The Company's units were split into Common Stock and Class A Warrants. The Common Stock and Class A Warrants began trading separately on April 25, 1995.

     As part of the offering, the Company sold to the Underwriter, for a nominal fee of $10, the Underwriter's Unit Purchase Option, which entitles the Underwriter to purchase 133,333 units at an exercise price of $4.41 (140% of the offering price) for a period of four years, commencing one year after the January 10, 1995 effective date. The units are identical to those offered to the public.

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENT

b. Initial Public Offering (IPO)-continued

     The Company and the Underwriter have entered into a two year Consulting Agreement. The Consulting Agreement obligates the Company to pay the Underwriter a fee of $72,000, of which $36,000 was paid upon the closing of the offering, and $3,000 per month for the twelve month period subsequent to the closing.

     The net proceeds received by the Company after deducting Underwriter discounts and commissions plus expenses of the IPO were $3,267,023.


c. Incentive Stock Option Plan

     In August 1994, the Company adopted an Incentive Stock Option Plan ("ISO"), as defined in section 422(A) of the Internal Revenue Code, as amended, reserving 200,000 shares of common stock for issuance under the ISO. Pursuant to the ISO, options may be granted for up to ten years with exercise prices during the first two years subsequent to the IPO being the greater of the IPO offering price per unit ($3.15) or the fair market value of the common stock at the date of the grant. After the initial two year period, the option price shall be no less than the fair market value of the stock on the date the options are granted. To date, no options have been granted under the ISO.

d. Conversion of Shareholders Loans Payable to Shareholders' Equity

     During 1994, the founders of the Company converted $100,000 of loans payable to them into additional paid in capital, without the issuance of additional stock.

e. Issuance of Common Stock to Company's Legal Counsel

     In August 1994, the founders of the Company transferred 30,000 shares of common stock to the Company's legal counsel, or their designees, for no cash consideration. The Company valued the stock at the IPO offering price and recorded legal expense and additional paid in capital of $94,500 for the nine months ended September 30, 1994.

f.  Change in Company Ownership

     On August 2, 1994, prior to the IPO, Hauppauge Digital, Inc., a Delaware Corporation, was incorporated with 10,000,000 authorized common shares, $.01 par value and became the parent of two wholly owned subsidiaries - Hauppauge Computer Works, Inc. and HCW Distributing Corp.. The Company's executive offices and operations remained at its Hauppauge, New York location. The two

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENT


f.  Change in Company Ownership-continued

existing shareholders at the time, who were also the founders of the Company, exchanged all of the issued and outstanding shares of Hauppauge Computer Works, Inc. and HCW Distributing Corp. for 1,280,000 shares of Hauppauge Digital, Inc. common stock, which on August 2, 1994 represented all of the outstanding shares of Hauppauge Digital, Inc..

7.  SIGNIFICANT CUSTOMER INFORMATION

     Significant customers for the year ended September 30, 1995 and the nine months ended September 30, 1994 are as follows:

                                         Percentage of Net Sales
                                               September 30,
                                           1995         1994
                                           ----         ----
     Reuters                                17%          18%
     Satellite Transmissions                 1%          11%
     ESCOM                                   8%           -

8.  RELATED PARTY TRANSACTIONS

     The Company, on February 1, 1990, entered into a long term lease agreement for a building containing office and warehouse space located in Hauppauge, New York. The building is owned through a real estate partnership by the two founders of the Company, who currently hold the positions of Chief Executive Officer and President. The indebtedness incurred by the owners to purchase the building is guaranteed by the Company. As of September 30, 1995 and 1994, the outstanding mortgage balance was $1,260,543 and $1,330,375, respectively. The lease expires on January 31, 2009 and provides for rent increases of 5% per year. Annual lease payments are as follows:

     Year ended September 30,
     ------------------------
               1996                      $  306,627
               1997                         321,958
               1998                         338,056
               1999                         354,959
               2000                         372,706
               Thereafter                 3,923,480
                                          ---------
                                         $5,617,786
                                          =========

                HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Related Party Transactions-continued

     Rent expense totaled approximately $292,025 and $211,954 for the twelve months and nine months ended September 30, 1995 and 1994, respectively. During 1994, the Company received $68,118 in rent concessions. This amount was charged to rent expense and as a contribution to additional paid in capital. The Company pays the real estate taxes and is responsible for normal building maintenance.

9.  CONTINGENCIES

a.  Litigation

     In the normal course of business, the Company is a party to various claims and/or litigation. Management and the Company's legal counsel believe that the settlement of all such claims and or/litigation, considered in the aggregate, will not have a material adverse effect on the Company's financial position and results of operations.

b.  Employment Contracts

     On January 10, 1995, the effective date of the IPO, the Company's president and chief executive officer entered into a three year employment agreement with the Company. The agreements each provide for an annual salary of $60,000 during the first year, $80,000 during the second year and $100,000 during the third year. The agreements also provide for a reasonable auto allowance, term life insurance, medical insurance and certain other benefits as is standard for employees of the Company. In addition, the president and chief executive officer were granted an option to purchase 150,000 shares of the Company's common stock. Such options are exercisable for ten years at $3.15 per share, (which was the IPO price), only after the Company attains certain specified pre tax income levels.

     No dealer, salesman or any
other person has been authorized to
give any information or to make any
representations other than those
contained in this Prospectus in
connection with the offer made by
this Prospectus and, if given or
made, such information or
representations must not be relied
upon as having been authorized by
the Company.  Neither the delivery
of this Prospectus nor any sale made
hereunder shall under any
circumstances create any implication
that there has been no change in the
affairs of the Company since the                    1,476,183 Shares of
date hereof.  This Prospectus does                      Common Stock
not constitute an offer or
solicitation by anyone in any
jurisdiction in which the person                133,333 Undewriter Units
making such offer or solicitation is
not qualified to do so or to anyone
to whom it is unlawful to make such                   133,333 Shares of
offer or solicitation.                                   Common Stock

    TABLE OF CONTENTS
                              Page
Prospectus Summary                              HAUPPAUGE DIGITAL, INC.
Summary Financial
  Information
Risk Factors
Use of Proceeds                                        ------------
Dividend Policy                                         PROSPECTUS
Dilution                                               ------------
Capitalization
Market Information
Management's Discussion and
 Analysis of Operations
 and Financial Condition
Business                                            _____________, 1996
Management
Principal Stockholders
Incentive Stock Option Plan
Certain Transactions
Description of Securities
Shares Eligible for  Future Sale
Plan of Distribution
Legal Matters
Experts
Additional Information
Consolidated Financial
Statements                  F-1

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

     The Certificate of Incorporation of the Company provides that no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under
Section 174 of the Delaware General Corporation Law or (iv) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify.

     Section 174 of the Delaware Corporation Law provides for certain liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions. Section 102(b)(7) of the Delaware Corporation Law provides that liability of directors shall not be eliminated or limited for any breach of the director's duty f loyalty, acts not in good faith, which involve intentional conduct or a knowing violation of law, violation of
Section 174 of the Delaware Corporation Law, or transactions in which the director derives an improper personal benefit. Section 145 of the Delaware Law provides that a corporation may indemnify any person who was or is a party or threatened to be made a party by reason of the fact that he is or was a director or officer of the corporation against expenses incurred by him n connection with the defense of certain actions that may be brought against them, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The foregoing statutory discussion is limited by the terms of the statute and any amendments thereto.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy, as expressed in the Securities Act, and will by governed by the final adjudication of such issue.

Item 25.   Other Expenses of Issuance and Distribution

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered:

     Printing and Mailing Costs and Fees          $ 2,000
     Legal Fees and Costs                          10,000
     Accounting Fees and Costs                      2,000
     Miscellaneous Expenses                         9,683
                                                   ------
          TOTAL                                   $23,683

Item 26.   Recent Sales of Unregistered Securities

     Except as set forth below, there were no securities sold by the Registrant within the past three years without registering the securities under the Securities Act:

     On August August 2, 1994, Kenneth R. Aupperle, Laura Aupperle, Kenneth Plotkin and Dorothy Plotkin exchanged all of their issued and outstanding shares of the Company's two wholly owned subsidiaries for 1,280,000 shares of Common Stock, representing all of the outstanding shares of the Company.

     In October 1994, the Company sold $600,000 of units to 28 purchasers in a private placement, each unit consisting of a 5% promissory note and such number of Units as equal 75% of the principal amount of the promissory note, divided by the price of the Unit in the Unit Offering ($3.15). Such offering was made in compliance with Rule 506 of Regulation D of the Securities Act, in that the offering was made to no more than 35 persons who were not "accredited" (as defined in Rule 501 of Regulation D), any of such non-accredited persons possessing sufficient knowledge and experience of similar investment, the information required to be delivered pursuant to Rule 502 of Regulation D was delivered; the offering was made without general solicitation or advertising; and limitation were imposed upon the resale of securities purchased. In January, 1995, the Common Stock included in the Units and the Common Stock issuable upon the exercise of the Class A Warrants issued in connection with the bridge loan was registered for resale on Form SB-2. The following were the participants of such offering:

Herbert Cyrlin
Marshall N. Cyrlin
Albert Kula
Norman Laufer
William C. Albert Trust
Christopher J. Alf
Shepard Ellenberg
K & K Realty
Daniel F. Reinhart
Gregg Supinsky
M & D Construction, Inc.
Hillel Y. Marans

John & Steven Albicocco
Francine Manzo
Thomas A. Peacock
Arnold D. Flam, DDS, Harvey Glicker, DDS, P.C., Profit Sharing Trust FBO Harvey Glicker
SEP IRA Jonathan S. Elias
Ronald P. Cohen
Jesse Farrow
Karl D. Evertz
E & M RP Trust
Donald E. Millard
Arthur M. Luxenberg
Perry Weitz
717 Associates
Don Kollmar
James Lustig
Moshe Levy and Dan Levy JTWROS

     The sale set forth above is claimed to be exempt from registration with the Commission pursuant to Section 4(2) of the Securities Act of 1933, as transactions by an issuer not involving any public offering.

     Reference is also made to the transfer of 30,000 shares of Messrs. Aupperle and Plotkin and their wives' Common Stock to members of the firm of Hollenberg Levin Solomon Ross & Belsky, LLP, the Company's counsel, or their designees, without payment of monies in August of 1994. The sales set forth in this paragraph were exempt from registration with the Commission pursuant to Section 4(1) of the Securities Act as transactions by an issuer not involving a public offering.

Item 27.   Exhibits

     The following Exhibits were previously filed or incorporated by reference with respect to this Registration Statement as indicated in Amendment No. 2 to the Registration Statement:

Exhibit        Description of Exhibit
-------        ----------------------
(1.1)          Form of Underwriting Agreement with Lew Lieberbaum & Co., Inc.
(3.1)          Certificate of Incorporation, as amended to date
(3.2)          By-laws
(4.1)          Form of Common Stock Certificate
(4.2)          Form of Class A Warrant Certificate
(4.3)          Form of Warrant Agency Agreement between the Company, North
               American Transfer Co. and Lew Lieberbaum & Co., Inc., as
               amended
(4.4)          Form of Underwriter's Unit Purchase Option
(4.5)          1994 Incentive Stock Option Plan
(10.1)         Form of Employment Agreement with Kenneth R. Aupperle
(10.2)         Form of Employment Agreement with Kenneth Plotkin
(10.3)         Lease dated February 7, 1990 between Ladokk Realty Company and

               Hauppauge Computer Works, Inc.
(10.8)         Long Island Development Corporation ("LIDC") Mortgage Loan
               Agreements
(10.9)         The Company's Guaranty of LIDC Loan Agreements
(10.10)        Shawmut Mortgage Loan Agreements
(10.11)        The Company's Guaranty of the Shawmut Mortgage Loan Agreements
(10.12)        Master Purchase Agreement between Reuters Ltd. and Hauppauge
               Computer Works Inc.
(22)           Subsidiaries of the Company

     The following Exhibits are annexed hereto:

(4.6)          1996 Non-Qualified Stock Option Plan
(24.1)         Consent of Hollenberg Levin Solomon Ross Belsky & Daniels, LLP
(24.2)         Consent of BDO Seidman, LLP
(24.3)         Consent of Arthur Andersen, LLP

Item 28.   Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

          (2) For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and is therefore unenforceable and will be governed by the final adjudication of such issue.

                                SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in Hauppauge, New York on January 22, 1996.


                                   HAUPPAUGE DIGITAL, INC.



                                   By: /s/ Kenneth R. Aupperle
                                       --------------------------
                                          KENNETH R. AUPPERLE, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Kenneth R. Aupperle                 Date:     January 22, 1996
------------------------------                    -----------------
KENNETH R. AUPPERLE, President,
Chief Operations Officer and Director


/s/ Kenneth Plotkin                     Date:     January 22, 1996
------------------------------                    -----------------
KENNETH PLOTKIN, Chief Executive
Officer, Secretary, Vice-President,
Chairman of the Board of Directors
and a Director


/s/ Laura Aupperle                      Date:     January 22, 1996
------------------------------                    -----------------
LAURA AUPPERLE, Director


/s/ Dorothy Plotkin                     Date:     January 22, 1996
------------------------------                    -----------------
DOROTHY PLOTKIN, Director


/s/ Leonard A. Neuhaus                  Date:     January 22, 1996
------------------------------                    -----------------
LEONARD A. NEUHAUS, Director

/s/ Gerald Tucciarone                   Date:     January 22, 1996
------------------------------                    ----------------
GERALD TUCCIARONE, Treasurer
and Chief Financial Officer

                               EXHIBIT INDEX

Exhibit No.         Exhibit Description

4.6                 1996 Non-Qualified Stock Option Plan
24.1                Consent of Hollenberg Levin Solomon Ross Belsky &
                    Daniels, LLP
24.2                Consent of BDO Seidman, LLP
24.3                Consent of Arthur Andersen LLP